Exhibit (a)(1)(A)

SUNLINK HEALTH SYSTEMS, INC.

OFFER TO PURCHASE FOR CASH ALL COMMON SHARES OF SUNLINK

HELD BY HOLDERS OF 99 OR FEWER SHARES

AT A PURCHASE PRICE OF $1.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK TIME, ON MARCH 12, 2013, UNLESS THE OFFER IS EXTENDED.

SunLink Health Systems, Inc.:

•

is offering to purchase all of its common shares held by holders of 99 or fewer shares who owned such shares as of the close of business on January 31, 2013 in a tender offer (the “Offer”) as are properly tendered and not properly withdrawn at a price of $1.50 per share in cash, upon the terms and subject to the conditions described in this offer to purchase (as the same may be amended from time to time, the “Offer to Purchase”).

•

in addition to the $1.50 per share price, is offering each tendering holder a $100.00 bonus upon completion of the Offer for all properly executed tender offers beneficially owned by such holder which are received and not withdrawn prior to the Expiration Time on March 12, 2013. The cash bonus is being offered as a per share incentive to each shareholder to tender their shares. The bonus amount was derived from SunLink’s estimated annual servicing cost per shareholder account for a four year period of $100.00 (transfer agent fees, proxy costs, etc.). The bonus is NOT based on the Company’s estimate of the per share value of its shares and is being paid solely to incentivize odd lot holders to tender their shares. Your bonus will approximate the cost of servicing your account.

If a shareholder owned more than 99 common shares of SunLink as of the close of business on January 31, 2013, he or she is not eligible to participate in this Offer. The Offer is conditioned, as to each eligible odd lot shareholder, upon that shareholder tendering to the Company all SunLink common shares held by the shareholder. Partial tenders will not be accepted.

If you hold more than 99 common shares of SunLink, you are ineligible to participate in the Offer and are receiving a copy of the Offer to Purchase for informational purposes only.

If you want to tender your shares in the Offer, you should:

•	tender all of the odd-lot shares you own; and

•	follow the instructions in this Offer to Purchase and the related documents, including the accompanying letter of transmittal (the “Letter of Transmittal”) to submit your shares.

When the Offer expires:

•

you may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 P.M., New York time, on March 12, 2013; such date and time, as and if extended, is referred to as the “Expiration Time”. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

Our common shares:

•	are listed and traded on the NYSE Amex Equities stock exchange under the symbol “SSY”; and

•	had a closing price of $1.26 on February 4, 2013, the last trading day prior to the announcement of the Offer. We urge you to obtain current market quotations for the shares.

The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing. The Offer is, however, subject to other conditions, some or all of which we may elect to waive, as discussed in Section 7. As of January 31, 2013, we had 9,446,039 outstanding common shares.

On January 25, 2013, our board of directors authorized the repurchase by us of all of our common shares held by holders of 99 or fewer of our issued and outstanding common shares as of the close of business on January 31, 2013 and have approved the Offer. However, none of our management, our board of directors and executive officers, the information agent, or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering all or part of your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of our shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers who own our shares do not own 99 or fewer shares and thus are not eligible to tender shares in the Offer. See Section 11.

This Offer to Purchase contains important information about the Offer. We urge you to read this Offer to Purchase, including the documents incorporated herein by reference, and the related Letter of Transmittal in their entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense. No person is authorized to give any information or to make any representation not contained in this Offer to Purchase or the related Schedule 13E-3 filed with the SEC, and if given or made, you should not rely on any such information or representation as having been authorized by the Company.

If you have any questions or need assistance, you should contact AST Phoenix Advisors (“Phoenix”), the information agent for the Offer or American Stock Transfer & Trust Company, LLC (“AST”) the depositary for the Offer at the respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Further, if you require additional copies of this Offer to Purchase or the related Letter of Transmittal, you should contact Phoenix, as the information agent.

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, and any other documents required by the Letter of Transmittal to AST as the depositary for the Offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 4.

If you want to tender your shares, but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the depositary by the expiration of the Offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 4.

To tender your shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

If you have questions or need assistance, you should contact Phoenix, which is the information agent for the Offer, at the address or telephone number on the back page of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. If you have lost a stock certificate evidencing common shares of SunLink and you wish to tender those shares in the offer, please contact AST, which is also the Company’s transfer agent, at (800) 937-5449 or (718) 921-8124. AST will instruct you on the procedures to follow and whether you will be required to post a surety bond to secure against a risk that the certificate(s) may be subsequently re-circulated. Please contact AST promptly so that you can timely deliver your letter of transmittal and any required affidavit of loss to it as depositary. If you have any questions about these procedures or would like more detailed information, please contact AST at the number indicated above.

We are not making this Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so, provided that SunLink will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary to allow us to make this Offer to shareholders in any such jurisdiction.

We are responsible for the information contained and incorporated by reference in this Offer to Purchase. Other than as contemplated herein, we have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

The Information Agent for this Offer is AST Phoenix Advisors.

Offer to Purchase dated February 5, 2013

TABLE OF CONTENTS

		Page

SUMMARY TERM SHEET		1

FORWARD-LOOKING STATEMENTS		7

INTRODUCTION		10

THE TENDER OFFER		11

Section 1.	Purpose of the Offer; Certain Effects of the Offer.	11

Section 2.	Special Factors; Additional Background.	54

Section 3.	Number of Shares; Odd Lots.	23

Section 4.	Procedures for Tendering Shares.	25

Section 5.	Withdrawal Rights.	29

Section 6.	Purchase of Shares and Payment of Purchase Price.	30

Section 7.	Conditions of the Offer.	31

Section 8.	Price Range of Shares; Dividend Policy.	33

Section 9.	Source and Amount of Funds.	33

Section 10.	Information About Us.	33

Section 11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	39

Section 12.	Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.	45

Section 13.	Legal Matters; Regulatory Approvals.	46

Section 14.	Certain United States Federal Income Tax Consequences.	46

Section 15.	Extension of the Offer; Termination; Amendment.	49

Section 16.	Fees and Expenses.	50

Section 17.	Miscellaneous.	51

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where we believe helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion. In this Offer to Purchase, we use the terms “SunLink,” “Company,” “we,” “us” and “our” to refer to SunLink Health Systems, Inc.

Who is offering to purchase my shares?

SunLink Health Systems, Inc., an Ohio corporation, is offering to purchase its outstanding common shares held by shareholders who owned 99 or fewer shares on January 31, 2013 as are properly tendered and not withdrawn. See Section 1.

Am I eligible to participate in the Offer?

You are eligible to tender your shares only if you owned 99 or fewer common shares of SunLink, regardless of whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in “street name” held by a brokerage company account maintained by you). We reserve the right to make all determinations of who is eligible to participate in this Offer.

If I Am Not Eligible To Participate In The Offer, Why Have I Been Sent These Materials?

If the Offering is fully subscribed by all odd lot holders of record, SunLink would have less than 300 shareholders of record following the completion of the Offer. Federal securities rules require the Company to inform all of the holders of its common shares of a transaction that could allow the Company to terminate voluntarily the registration of its common shares with the Securities and Exchange Commission (“SEC”), suspend its reporting obligations with the SEC under the Exchange Act and become a non-reporting company. The primary purpose of the Offer is to allow the Company to “go private” and the Offer is a “going-private” transaction under applicable federal securities laws because the Offer has a reasonable likelihood of allowing the Company to deregister common shares with the SEC, suspend its reporting obligations with the SEC under the Exchange Act and become a non-reporting company.

What will be the purchase price?

•	The price for the Offer is $1.50 per share (the “Offer Price”). See Section 1 and Section 3.

•

In addition to the $1.50 per share price, upon consummation of the Offer, we will pay each tendering holder a $100.00 bonus for all properly executed tender offers of all shares beneficially owned by such holder which are received and not withdrawn prior to the expiration date of March 12, 2013.

How many shares will SunLink purchase?

•

Pursuant to the Offer, we will purchase all of our common shares held by shareholders who owned 99 or fewer shares on January 31, 2013 as are properly tendered and not withdrawn. We estimate that we will purchase approximately 12,000 shares, or less than 1% of our outstanding common shares as of February 4, 2013, the last trading day prior to the announcement of the Offer. All purchases are subject to the terms and conditions of the Offer. See Sections 1, 3 and 7.

•	The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing.

Is there a bonus for tenders?

Yes. If the Offer is consummated, SunLink will pay each tendering holder a $100.00 bonus for all properly executed tenders of all shares beneficially owned by such holder which are received and not withdrawn prior to the expiration date of March 12, 2013. The cash bonus will only be paid to tendering holders who were beneficial holders of 99 or fewer SunLink common shares as of January 31, 2013.

What is the purpose of the Offer?

The primary purpose of the Offer is to reduce the number of holders of record of the Company’s common shares in order to permit the Company to deregister the common shares with the SEC. The Board and management each believes that deregistering the Company’s common shares will result in significant cost savings. The Offer represents a mechanism to provide shareholders, if they so elect, with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital without the usual costs associated with open market transactions. For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 1 and Section 2.

Why is the Company paying a bonus?

The Company is paying a bonus to incentivize odd lot holders to tender their shares. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in the Company. As of January 31, 2013, we had approximately 235 shareholders of record that held 99 or fewer shares and based on a non-objecting beneficial owners list, we estimate that we had at least an additional 137 shareholders who are not holders of record and who beneficially owned 99 or fewer shares. We estimate that these eligible record and beneficial shareholders hold an approximate aggregate of 12,000 common shares of the Company. As a result, these odd-lot owners hold less than 1% of all of our common shares. A disproportionate amount of our administrative expense relating to shareholder accounts and reporting requirements are attributable to those shareholders holding less than 1% of our issued and outstanding shares. Even if the record shareholder base does not fall below 300, we believe that every tender by a qualified odd-lot shareholder will reduce our expenses going forward.

What does the board of directors of SunLink think of the Offer?

On January 25, 2013, our board of directors authorized the repurchase by us of all of our issued and outstanding common shares held by holders of 99 or fewer shares as of the close of business on January 31, 2013 and has approved the Offer. However, none of SunLink’s management, our board of directors and executive officers, the information agent or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of the Company’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

Why is the Company making the Offer now?

SunLink’s Board and management have determined to focus the Company’s strategic investments on enhancing SunLink’s existing hospital portfolio, including the selective disposal of underperforming and/or non-strategic hospital facilities. Consistent with its focus on underperforming and non-strategic subsidiary facilities, the Company sold its Adel, Georgia, hospital in July 2012 (the “Adel Hospital Sale”) and its Dexter, Missouri, hospital in December 2012 (the “Dexter Hospital Sale”). The net proceeds from those sales were used primarily to pay-down the Company’s debt under its then existing Credit Facility, although a portion of the proceeds from the Dexter Hospital Sale are being used to provide working capital for the Company and would be used to fund purchases under the Offer. The Company anticipates that its book value at December 31, 2012 will have increased due to the Dexter Hospital Sale.

The Company estimates that at February 1, 2013 it had cash reserves available to fund working capital and the Offer of approximately $6,500,000. From such cash reserves the Company has reserved and expects to make a tax payment of approximately $2,200,000 for taxes due in March 2013. The Company has incurred losses from continuing operations in eight of the last nine fiscal quarters through the quarter ending September 30, 2012. The Company earned $4,213,000 from continuing operations in the fiscal quarter ended June 30, 2012 which included electronic health records (“EHR”) payments received from the Federal government in November 2011 (which payments are anticipated to diminish significantly in fiscal 2013 and 2014 and end in fiscal 2015). During the first half of fiscal 2013, the Company sold two of its hospital facilities resulting in an approximate net gain after taxes of approximately $5,000,000. The Company believes its four remaining hospital facilities and specialty pharmacy business are currently underperforming and currently has engaged advisors to evaluate and conduct the possible sale of two hospital facilities. There can be no assurance any sale will occur or that, if a sale occurs, it will be at a price that results in a gain or net proceeds after transaction costs, taxes and outstanding debt. The Company expects to use a portion of the net proceeds, if any, from future asset sales to fund its working capital needs because its remaining hospitals and its specialty pharmacy segment are not currently providing sufficient cash flow to fund working capital.

The Company paid off its then existing Credit Facility in December 2012 with a portion of the proceeds from the Dexter Hospital Sale. Although three of the Company’s subsidiaries have been able to borrow money through facility based mortgages, each of which is guaranteed by the Company, utilizing USDA Rural Development Authority guaranties, the Company does not believe it is currently able to raise capital, debt or equity, in the public or private markets on what it considers acceptable terms. If we are able to obtain a replacement credit facility in the future, we cannot assure you that the size of any such facility will be adequate for our entire working capital needs or that the terms of any potential replacement facility will be acceptable to us or the timing of the implementation of any replacement facility. See Section 2—Additional Factors. The Company expects to be in violation of at least one covenant under one of its RDA Loans for the period ended December 31, 2012 and is currently discussing a modification or waiver of this violation with the lender. There can, of course, be no assurance any such modification or waiver will be agreed.

This Offer allows shareholders who owned 99 or fewer shares on January 31, 2013 who wish to sell their shares for cash the opportunity to do so at a premium to the current market price without sharing the risks or benefits of the Company’s future operations and continuing balance sheet restructuring. This Offer allows odd lot shareholders who do not wish to sell their shares at this time at the Offer price to retain their interest in the Company and to be rewarded if the Company is successful in turning around its operations and restructuring its balance sheet. If a sufficient number of odd lot shareholders of record sell their shares in the Offer such that the Company is able to deregister its shares under the federal securities laws, it will be able to reduce its overhead costs thereby assisting it in turning around its operations and restructuring its balance sheet.

What will be the form of payment of the purchase price in the Offer?

If your shares are purchased in the Offer, you will be paid the purchase price in cash, less any applicable withholding taxes, for all of your shares that we purchase pursuant to the Offer. We will pay the purchase price promptly after the Offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1 and Section 6.

How will SunLink obtain the funds to pay the purchase price in the Offer?

We estimate that the maximum aggregate purchase price for the shares purchased in the Offer will be approximately $18,000. This amount does not include expenses related to paying the $100.00 bonus per holder or other expenses associated with this Offer. We estimate that the expense of the $100.00 per holder cash bonus payment will be approximately $38,000 based on our estimate of the number of odd lot holders as of the date of this Offer to Purchase. We estimate the expenses of the Offering will be approximately $143,000, as discussed below in Section 16—“Fees and Expenses.” We will fund the purchase price in the Offer, the bonus, and the expenses of the Offer from cash on hand. There are no plans for alternative funding. See Section 2, Section 9 and Section 16.

How will the Offer affect the number of common shares outstanding and the number of record holders of SunLink?

•

As of February 4, 2013, the last trading day prior to the announcement of the Offer, we had 9,446,039 issued and outstanding common shares. We estimate that we will acquire a maximum of 12,000 shares, or less than 1% of our outstanding common shares as of January 31, 2013, in the Offer. Based on the foregoing, if the Offer is fully subscribed, we estimate that we will have approximately 9,434,407 common shares outstanding following the completion of the Offer.

•	The number of our record holders would be reduced to the extent any of our odd lot shareholders of record tender their shares in full and that tender is accepted. See Section 1.

•

As of January 31, 2013, there were 502 shareholders of record and, of those shareholders, 235 held fewer than 100 shares. Based on a non-objecting beneficial ownership list, we believe there are approximately 134 additional odd lot holders. Although the number of shareholders of record whose shares will be repurchased in total depends upon how many shares are tendered, because of the number of shareholders who own relatively small numbers of shares, the premium offered over current market prices, the bonus payment, and the lack of a brokerage commission, we believe we may be able to reduce the number of shareholders of record below 300 if we repurchase all of the shares of 205 odd lot holders of record.

Following the Offer, will SunLink continue as a public company?

If the number of shareholders of record of the Company falls below 300, we will deregister the Company’s common shares under the Exchange Act, which may reduce publicly available information about the Company and reduce trading in the Company’s shares. See Section 1, “Purpose of the Offer; Certain Effects of the Offer” and Section 2, “Special Factors”.

How long do I have to decide whether to tender my shares in the Offer? Can SunLink extend the Offer past the initial expiration date?

•

You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 P.M., New York time, on March 12, 2013. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

•

We can extend the Offer past this scheduled expiration date in our sole discretion at any time and from time to time, subject to applicable laws. If we choose to do so, we will announce the extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the previously scheduled or announced expiration date. You will be able to tender your shares until 5:00 P.M., New York time, on the day selected as the new expiration date. If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn. See Sections 3 and 15.

Can SunLink amend the terms of the Offer?

Subject to applicable law, we reserve the right, in our sole discretion, to amend or terminate the tender offer as described in Section 15.

Will SunLink notify me if it amends the terms of the Offer or extends the expiration date?

We will announce any amendment to the Offer by making a public announcement of the amendment. We will announce any extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this Offer to Purchase before the Offer expires.

•	You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this Offer to Purchase.

•	For a more detailed explanation of the tendering procedures, see Section 4.

How and when will I be paid?

•

If your shares are purchased in the Offer, you will be paid the aggregate purchase price applicable to such shares, less any tax withholdings, in cash, without interest, promptly after the expiration date and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 4 and 14.

•

We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 6.

Once I have tendered my shares in the Offer, can I withdraw my tender?

•	You can withdraw your previously tendered shares at any time before the Offer expires, which is initially 5:00 P.M., New York time, on March 12, 2013.

•

In addition, after the Offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York time, on April 3, 2013. See Section 5.

How do I withdraw previously tendered shares?

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary on a timely basis while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary if your shares have been tendered under the procedure for book-entry transfer set forth in Section 4. Also see Section 5.

Did the Board of Directors receive any fairness opinions or similar reports regarding the fairness of the Offer?

No. The Board of Directors did not receive any opinions or reports from outside financial advisors because this is a voluntary offer for a limited number of shares at a premium above the last reported market price.

Do the directors or executive officers of SunLink intend to tender their shares in the Offer?

Our directors and executive officers are not eligible to tender shares in the Offer, as none of them are odd lot holders. See Section 11.

What are the United States federal tax consequences if I tender my shares to SunLink?

•	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 14.

•	The cash you receive for your shares (including any bonus payment) generally will be treated either as:

•	proceeds from the sale or exchange of your shares that will give rise to capital gain or loss assuming your shares are held as a capital asset; or

•	earnings and profits, the excess first is considered a non-taxable return of capital, to the extent of your basis in our stock, and then as capital gain.

•

In the case of foreign shareholders, because of the uncertainty as to which characterization applies (dividend or capital gain), we intend to characterize cash paid to foreign shareholders as dividend income that is subject to withholding at 30% of the gross payment made to you, unless we receive the applicable Form W-8 establishing your entitlement to a lower rate of, or zero, submitted to us with the Letter of Transmittal. As a foreign shareholder, you may be entitled to a refund (by filing a subsequent claim for refund) of amounts withheld if characterization of the payment as dividend income is incorrect or you fail to timely establish your entitlement to U.S. income taxation (under an applicable income tax treaty or otherwise) at a lower rate. See Section 4.

•

The $100.00 per holder bonus also will be taxable. See Section 14—“Certain United States Federal Income Tax Consequences.” You should consult with your personal tax advisor before tendering your shares pursuant to this Offer.

What is the accounting treatment for the purchase of shares in the Offer?

We expect that the accounting for our purchase of shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus associated fees and expenses. We estimate that cash will also be reduced by approximately $199,000, for the repurchase price, the bonus, and associated fees and expenses. The reduction in the number of shares outstanding will be included in the computation of basic and diluted earnings per share.

What is the market value of my shares as of a recent date?

•	On February 4, 2013, the last trading day prior to the date of the Offer, the closing per share price of our common stock on the NYSE Amex Equities stock exchange was $1.26.

•	We urge you to obtain a current market quotation for your shares before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to SunLink?

•

If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank or other nominee, however, you should ask your broker or bank or other nominee, as applicable, if you will be charged a fee to tender your shares. See Section 6.

•	If you instruct the depositary in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 6.

Whom can I talk to if I have questions about the Offer?

Our information agent can help answer your questions. The information agent is AST Phoenix Advisors. Contact information for the information agent appears on the back page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains a number of forward-looking statements, including, among others, statements dealing with the Offer, the date on which we will pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, the listing and tradability of our stock after the Offer is completed and the sufficiency of our cash resources and reserves.

These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to:

General Business Conditions

•	general economic and business conditions in the U.S., both nationwide and in the states in which we operate;

•	the competitive nature of the U.S. community hospital, homecare, and specialty pharmacy businesses;

•	demographic changes in areas where we operate;

•	the availability of new long-term financing to replace our former credit facility;

•

the availability of cash or borrowings to fund working capital, renovations, replacement, expansion and capital improvements at existing healthcare and specialty pharmacy facilities and for acquisitions and replacement of such facilities;

•	changes in accounting principles generally accepted in the U.S.; and,

•	fluctuations in the market value of equity securities including SunLink common shares;

Operational Factors

•	inability to operate profitably in one or more segments of the healthcare business;

•	the availability of, and our ability to attract and retain, sufficient qualified staff physicians, management, nurses, pharmacists and staff personnel for our operations;

•	timeliness and amount of reimbursement payments received under government programs;

•	changes in interest rates under debt agreements;

•	the ability or inability to refinance existing indebtedness and potential defaults under existing indebtedness;

•	restrictions imposed by debt agreements;

•	the cost and availability of insurance coverage including professional liability (e.g., medical malpractice) and general liability insurance;

•	the efforts of insurers, healthcare providers, and others to contain healthcare costs;

•

the impact on hospital services of the treatment of patients in lower acuity healthcare settings, whether with drug therapy or via alternative healthcare services, such as surgery centers or urgent care centers;

•	changes in medical and other technology;

•	risks of changes in estimates of self insurance claims and reserves;

•	increases in prices of materials and services utilized in our Healthcare Facilities and Specialty Pharmacy Segments;

•	increases in wages as a result of inflation or competition for management, physician, nursing, pharmacy and staff positions;

•	increases in the amount and risk of collectability of accounts receivable, including deductibles and co-pay amounts;

•	the functionality of or costs with respect to our management information system for our Healthcare Facilities and Specialty Pharmacy Segments, including both software and hardware; and,

•	the availability of and competition from alternative drugs or treatments to those provided by our Specialty Pharmacy Segment.

Liabilities, Claims, Obligations and Other Matters

•	claims under leases, guarantees and other obligations relating to discontinued operations, including sold facilities, retained or acquired subsidiaries and former subsidiaries;

•	potential adverse consequences of known and unknown government investigations;

•	claims for product and environmental liabilities from continuing and discontinued operations;

•	professional, general and other claims which may be asserted against us; and

•	natural disasters and weather-related events such as earthquakes, flooding, snow, ice and wind damage and population evacuations affecting areas in which we operate.

Regulation and Governmental Activity

•	existing and proposed governmental budgetary constraints;

•	the regulatory environment for our businesses, including state certificate of need laws and pharmacy licensing laws and regulations, rules and judicial cases relating thereto;

•

anticipated adverse changes in the levels and terms of government (including Medicare, Medicaid and other programs) and private reimbursement for SunLink’s healthcare facilities and specialty pharmacy services including the payment arrangements and terms of managed care agreements;

•	changes in or failure to comply with federal, state or local laws and regulations affecting our Healthcare Facilities and Specialty Pharmacy Segments; and,

•

the possible enactment of additional federal healthcare reform laws or reform laws in states where we operate hospital and pharmacy facilities (including Medicaid waivers, competitive bidding and other reforms).

Acquisition and Merger Related Matters

•	the availability and terms of capital to fund acquisitions; and,

•	competition in the market for acquisitions of hospitals and healthcare businesses.

The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect SunLink in an adverse manner.

You should read this Offer to Purchase completely and with the understanding that actual future results may be materially different from what we expect. You are cautioned not to unduly rely on forward-looking statements when evaluating the information presented in this Offer to Purchase or our other disclosures because current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of SunLink.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and the other risk factors set forth elsewhere in our other filings with the Securities and Exchange Commission. We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this Offer to Purchase.

These and other factors are discussed in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, each of which is incorporated by reference herein. To the extent the Company determines that it must incorporate any documents filed in the future, it will amend its Offer to Purchase.

All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

INTRODUCTION

To the Holders of 99 or Fewer Common Shares of SunLink as of January 31, 2013:

SunLink Health Systems, Inc., an Ohio corporation, invites its shareholders holding 99 or fewer common shares, no par value per share, of SunLink as of January 31, 2013 to tender such shares for purchase by SunLink. We are offering to purchase such shares at the Offer Price of $1.50 in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the Offer. In addition to the $1.50 per share price, upon completion of the Offer, we will pay each tendering holder a $100.00 bonus for the properly executed tender offer of all shares beneficially owned by such holder which are received and not withdrawn prior to the expiration date of March 12, 2013.

We plan to fund this Offer with cash on hand. All shares acquired in the Offer will be acquired at the Offer Price.

We will purchase only those shares properly tendered and not properly withdrawn.

Tendering shareholders whose shares are registered in their own names and who properly tender their shares directly to AST, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on a minimum number of total shares being tendered or the receipt of financing.

On January 25, 2013, our board of directors authorized the repurchase by us of all of our common shares held by holders of 99 or fewer shares of our issued and outstanding common shares as of January 31, 2013 and has approved the Offer. However, none of SunLink’s management, our board of directors and executive officers, the information agent, or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of SunLink’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives, and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

As of February 4, 2013, the last trading day prior to the date of the Offer, we had issued and outstanding 9,446,039 common shares. As of January 31, 2013, we had approximately 235 shareholders of record that held 99 or and fewer shares and we estimate that we had approximately 134 additional shareholders who beneficially owned 99 or fewer shares. We estimate that these eligible record and beneficial shareholders hold an approximate aggregate of 12,000 common shares of the Company. As a result, these odd-lot owners hold less than 1% of all of our common shares. Assuming the Offer is fully subscribed, we estimate that we will purchase 12,000 shares, or less than 1% of our outstanding common shares as of February 4, 2013. Based on the foregoing, if the Offer is fully subscribed we estimate that we will have approximately 9,434,039 common shares outstanding following the completion of the Offer.

Our common shares are listed and traded on the NYSE Amex Equities stock exchange under the symbol “SSY.” On February 4, 2013, the closing per share price of our common shares on the NYSE Amex Equities stock exchange was $1.26. You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares. See Section 8.

This Offer to Purchase as well as the related Letter of Transmittal each contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

Section 1. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer

The primary purpose of this Offer is to reduce the number of holders of record of the Company’s common shares. If, after completion of this Offer, the Company has fewer than 300 shareholders of record, as calculated under the regulations of the SEC, the Board intends to deregister the Company’s common shares with the SEC. One result of deregistration is that we would no longer be required to file certain reports with the SEC, including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, we would not be subject to the SEC’s requirements for proxy statements. The Board believes that no longer being subject to such requirements could result in significant cost savings to the Company and allow management to spend more time focused on the Company’s healthcare businesses.

We also believe the Offer may be a way to decrease our costs. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in the Company. A disproportionate amount of our administrative expense relating to shareholder accounts and reporting requirements are attributable to those shareholders holding less than 1% of our issued and outstanding shares. Even if the record shareholder base does not fall below 300, we believe that every tender by a qualified odd-lot shareholder will reduce our expenses going forward.

We also believe that the Offer is a means to provide value to our odd lot shareholders because it provides a measure of liquidity to those who want to sell. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

Our board of directors has approved the Offer. However, none of SunLink’s management, our board of directors and executive officers, the information agent, or the depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of SunLink’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

Certain Effects of the Offer

We have approximately 235 odd lot holders of record as of January 31, 2013. We hope that the primary effect of the Offer will be to reduce the number of record holders of the Company’s stock from approximately 502 to fewer than 300. If we have fewer than 300 record holders of the Company’s shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act. The suspension of our reporting obligations under the Exchange Act may further reduce the existing limited trading market for the Company’s shares and may result in a decline in the price of the Company’s shares. We may also have less access to capital markets and not be able to use the Company’s shares to effect acquisitions as a non-reporting company. After the deregistration of our shares, we will no longer be subject to certain liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Company’s officers certify the accuracy of the Company’s financial statements.

As of January 31, 2013, there were 502 shareholders of record and, of those shareholders, 235 held fewer than 100 shares. Although the number of shareholders of record whose shares will be repurchased in total depends upon how many shares are tendered, because of the number of shareholders who own relatively small numbers of shares, the premium offered over current market prices, the bonus payment, and the lack of a brokerage commission, we believe we may be able to reduce the number of shareholders of record below 300 if we repurchase all of the shares from 205 odd lot holders of record. Based on a non-objecting beneficial ownership list, we believe there are approximately 134 additional odd lot holders who are eligible to participate in the Offer.

Discussed below are some additional effects of the Offer on certain persons or groups.

Potential Benefits and Disadvantages to, and Effects on, Tendering Shareholders: The Offer presents potential advantages as well as some potential disadvantages to tendering holders because:

•	the Offer provides odd lot shareholders with an opportunity to obtain liquidity with respect to their shares, pursuant to the Offer;

•

the Offer also may give odd lot shareholders the opportunity to sell their shares at the Offer Price, which is greater than reported market prices prevailing immediately prior to the announcement of the Offer; and

•	the Offer provides odd lot shareholders who wish to sell their shares the opportunity to sell those shares for cash without the usual transaction costs associated with open market sales.

If the Offer is completed, tendering shareholders whose shares were properly tendered and not withdrawn:

•	will receive cash equal to $1.50 for each SunLink common share accepted in the Offer;

•	will receive a $100.00 cash bonus for the tender of all of such holder’s SunLink common shares accepted in the Offer;

•	will receive no interest on cash payments owed to them by the Company as a result of the Offer; and

•	may receive the Offer Price without paying brokerage commissions or other transaction fees.

However, a tendering holder whose common shares are accepted in the Offer will no longer be a shareholder of the Company and if the Company re-establishes profitability and sustains earnings and cash flow in the future will not benefit therefrom.

For a discussion of the federal income tax consequences of the Offer, see Section 14—“Certain United States Federal Income Tax Consequences.”

Potential Benefits, Risks and Disadvantages to, and Effects on, Continuing Shareholders: The Offer presents some potential advantages as well as some potential risks and disadvantages to our affiliated and unaffiliated continuing shareholders and to the Company, including the following:

•

successful completion of the Offering could decrease our shareholder servicing costs by reducing the number of odd lot accounts and could further decrease our costs if the Company ceases to be a reporting company; and

•	if the Company re-establishes profitability and sustains earnings and cash flow in the future, continuing shareholders may benefit therefrom.

If the Offer is completed, continuing Holders (i.e., affiliated and unaffiliated holders of Company shares who do not or cannot tender any shares in the Offer):

•	may suffer losses if the Company does not re-establish profitability and sustain earnings and cash flow in the future;

•

will be subject to risk of a decline in the Company’s results of operations and, if the Company is unable to replace its former credit facility or sell additional assets, potential adverse effects on the Company from an inability to obtain adequate working capital;

•	will likely experience a reduction in the liquidity of Company shares, thus making a sale in the market more difficult if SunLink ceases to be a reporting company;

•	will not experience a significant increase in their respective ownership percentages of Company shares;

•	will, especially if an unaffiliated shareholder, likely have less access to information about the Company if SunLink ceases to be a reporting company; and

•

could be adversely affected by a reduction in our “public float,” that is, the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower share prices or reduced liquidity in any trading market for our shares in the future. See Section 12. Future tender offers or private or open market purchases, if authorized, may further reduce our public float.

After the Offer and deregistration, SunLink shares will no longer be listed on the NYSE Amex Equities stock exchange, and there may not be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares in any over-the-counter market. The continued quotation of our common shares as well as the availability of any over-the-counter trading in our common shares will depend, in part, on the nature and extent of continued publicly available information about SunLink. Although we currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders, there would be no requirement that we do so. Further, under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by the rule (“Paragraph A Current Information”), and, based upon a review of such information together with any other documents and information required by the rule (“Paragraph B Information”), has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable. Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to the Financial Industry Regulatory Authority (“FINRA”) that the requirements of Rule 15c2-11 are being satisfied.

The foregoing lists of potential benefits and of potential risks and disadvantages to our shareholders should by no means be considered exhaustive or complete. See “Forward-Looking Statements.”

Effects on the Company: If all odd lot shares are properly tendered, we estimate that we will pay approximately $56,000 in the aggregate to purchase the shares and pay the bonus. If 12,000 shares are purchased at $1.50 per share, after the expenses of the Offer and payment of the aggregate purchase price and cash bonus, we do not expect a material change in book value per share as a result of the Offer. For details regarding the expected changes to the financial condition and results of operations of the Company, see Section 10—“Information About Us — Selected Historical and Pro Forma Financial Information.”

We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Offer, if we are eligible. Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record shareholders, and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Although we currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders, there is no requirement that we do so. Even if provided, these documents likely will not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail, if at all. It will be more difficult for our shareholders to obtain information about us. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

As a result of deregistration of our shares, we estimate that we will save approximately $581,000 in annual out-of-pocket costs associated with being a public company. In addition, management and employees will be able to reallocate time associated with our SEC reporting activities to other Company operations. These anticipated savings are discussed under Section 2—“Special Factors.”

If the number of shareholders of record of the Company falls below 300, we will deregister the Company’s common shares under the Exchange Act, which will cause our common shares to be delisted from the NYSE Amex Equities stock exchange. See Section 2.

Effects on Rights of Common Shares: Except as noted in this Offer to Purchase, the rights associated with common shares will be unaffected by the Offer; there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. Common shares acquired in the Offer will be cancelled and returned to the status of authorized but unissued shares. Although, the Company’s Shareholder Rights Plan remains in full force and effect with respect to the 20% ownership trigger point under the plan and although we do not believe the repurchase of all of the estimated odd lot shares would cause an increase in any holder’s holding beyond the 20% threshold, the effect of any changes to existing ownership percentages solely as a result of a decrease in the number of shares outstanding as a result of the Offer will be excluded for purposes of allowing completion of the Offer without triggering the Shareholder Rights Plan. See Section 10—“Transactions and Arrangements Concerning Our Securities”– Shareholder Rights Plan. We have no current plans for reissuance of the shares to be purchased in the Offer.

Effects on the Company’s Executive Officers, Directors and Other Affiliates: If we complete the Offer and deregister, our affiliates, which consist of our executive officers, directors, any shareholders who own more than 10% of the Company’s shares will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates may also lose the ability to dispose of their Company shares pursuant to the safe harbor from the general registration requirement of Rule 144 under the Securities Act of 1933, as amended, unless the Company makes certain information about the Company publicly available. Moreover, shares acquired upon the exercise of options under the Company’s equity plans will be “restricted securities” under Rule 144, which will restrict the ability of all option holders, whether or not directors or executive officers, to sell the common shares they acquire on the exercise of their options.

As is more thoroughly discussed in Section 11—“Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares,” we expect that upon the completion of the Offer, our executive officers and directors will continue to own approximately 54.0% of the Company’s outstanding common shares after the Offer.

There can be no assurance that the number of shareholders of record after completion of the Offer will be fewer than 300 or that the completion of the Offer will result in a reduction in expenses related to registration under the Exchange Act. If the Company is not able to reduce its shareholder base below 300, it will consider other options to achieve this result, including a further tender offer, a reverse stock split, a cash-out merger or additional repurchases.

Section 2. Special Factors; Additional Background.

Purposes and Reasons for Going Private

The Company’s common shares are registered under the Exchange Act. Accordingly, the Company is subject to the reporting and proxy requirements of the Exchange Act. Pursuant to federal securities laws, once the Company shares are registered, the Company must maintain its registration and comply with those requirements so long as the Company has 300 or more holders of record of its common shares.

The purpose of this Offer is to reduce the number of holders of record of the Company’s common shares. If, after completion of this Offer, the Company has fewer than 300 shareholders of record, as calculated under the regulations of the SEC, the Board intends to deregister the Company’s common shares with the SEC. One result of deregistration is that we would no longer be required to file certain reports with the SEC, including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, we would not be subject to the SEC’s requirements for proxy statements. The Board believes that no longer being subject to such requirements could result in significant cost savings to the Company and allow management to spend more time focused on the Company’s healthcare businesses.

The Board believes that by deregistering, we will realize recurring annual cost savings of approximately $581,000 in fees and expenses that we have historically incurred. These estimated cost savings for the first year after deregistration are described in greater detail below:

Estimated Cost Savings
Section 404 audit fees	$75,000
Other audit fees	40,000
Legal fees	225,000
EDGAR formatting and filing costs	105,000
Printing and mailing costs	15,000
Insurance costs (1)	65,000
Shareholder relations	46,000
Miscellaneous	10,000

Total annual costs	$581,000

(1)

Estimated annual insurance cost savings based on the average of estimated annual costs of D&O and other insurance coverage as a public company over five years versus the average of estimated annual costs of D&O and other insurance coverage as a private company over five years including five year tail coverage for claims associated with prior public company status.

The annual cost savings set forth above are only estimates and do not include any allocation of compensation paid to officers and employees of the Company for time they spend on compliance with securities laws. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some, but not all, instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

If the common shares of the Company are deregistered, the Company intends, at this time, to supply shareholders with an annual report containing audited financial statements and a proxy statement after each year end, though there is no requirement that it do so and it will not be bound by any of the SEC’s requirements for the content of the annual report or proxy statement to which it is currently subject. These documents may not be as detailed or as extensive as those required of a public company. Because such documents will not be subject to the SEC’s requirements, the costs associated with the preparation and review of these documents by both the independent auditors and legal counsel would likely decrease substantially.

If this Offer does not result in the Company’s qualifying to deregister with the SEC, the Board will likely consider other alternatives to achieve that result, including a further tender offer, a reverse stock split or cash out merger (in which a new corporation is formed to merge with the Company and holders of a limited number of Company shares are cashed out), so long as the Board continues to believe that deregistration remains in the Company’s best interests.

Background of the Offer

The Board of Directors and management of SunLink have periodically discussed the costs versus the benefits of SunLink continuing as a public company.

In August 2012, the Company evaluated the savings that would be obtained from the elimination of just the “odd lot” shareholder accounts (accounts that held 99 or fewer shares) and whether an odd lot tender offer would allow the Company to deregister its shares. Although the Company concluded a successful odd lot tender offer for all of the odd lot accounts would have reduced its annual shareholder account servicing expenses, the Board of Directors and management also concluded, at that time, that the substantial costs of such an offer in light of the Company’s then available cash, the need and costs of obtaining consents under the Company’s then existing Credit Facility, the uncertainty of response rates, and the on-going public company compliance costs that would continue after any such offer did not justify making such an offer.

During October 2012, the Company again considered the costs versus the benefits of SunLink remaining a public company. At the meeting of the Board on November 5, 2012, with all directors present, in person or by conference call, the Board again discussed going private. The Board discussed alternative methods of reducing the number of shareholders of record, including the advantages and disadvantages of a tender offer, particularly its voluntary nature, and alternative means of going private, and the fairness of the transaction to all shareholders, both those tendering their shares and those remaining as shareholders after the Offer, as set forth below in Section 1—“Certain Effects of the Offer,” and herein under “Alternatives” and “Fairness of the Offer.” The directors decided that they were interested in pursuing a transaction, probably a tender offer. They considered the fact that the tender offer would be voluntary and that the directors did not want to force out shareholders who owned few shares, but who might want to remain shareholders. Legal counsel answered director questions regarding a potential tender offer process and timing.

At the November 5, 2012 board meeting, management also presented and the Board also considered the effect of a tender offer to purchase a specified dollar value of the Company’s common shares which would have been open to all holders of the Company’s common shares on the financial condition and capital of the Company, including in light of the Company’s then-pending Dexter Hospital Sale as well as in light of very early and non-binding expressions of interest with respect to the acquisition of two of the Company’s other hospitals. The Board considered the impact on the amount of cash held by the Company if such an Offering was fully subscribed; however, the Board concluded that the Company still would have sufficient funds to address on-going potential adverse changes in its business after the Dexter Hospital Sale. The Board concluded that it would be willing to forego certain potential growth and acquisition opportunities that might be available without the expenditure of funds in the tender offer. The Board decided the recurring reduction in costs justified the risk of lower cash flow, potential lower earnings, and higher costs of goods sold as a percent of net revenues from a smaller remaining portfolio of business. The Board also discussed the potential disposition of two of the Company’s other hospitals in light of the then-pending Dexter Hospital Sale and a potential tender offer, specifically the reduced size of the hospital portfolio that would have to support the public company costs and the likely need to use a portion of the proceeds of the Dexter Hospital Sale for working capital. The Board decided the recurring reduction in costs if the Company ceased to be a reporting company, notwithstanding the potential unavailability of replacement financing for the Company’s then existing Credit Facility on either a Company-wide or facility-specific basis, justified the use of the Company’s cash to fund a tender offer and justified the risk of the reduction in cash reserves so long as the decision to close the tender offer could be conditioned on the closing of the Dexter Hospital Sale or would occur after the closing of the Dexter Hospital Sale. See “Additional Background”.

The Board considered its desire to encourage participation in the Offer in order to achieve the Company’s objective of reducing the number of shareholders of record.

The Board also considered that even if SunLink ceases to be a public reporting company, SunLink’s business and operations would, at least in the short term, continue as they are presently conducted. See Section 2 – Additional Background. The Board further considered that the executive officers and directors of the Company would not change solely due to the Offer.

On January 16, 2013, the Board again considered a potential tender offer for a fixed dollar amount of the Company’s common shares in light of:

•	management’s recommendation to offer a bonus to each tendering holder who tenders before the Expiration Time;

•	the inability to limit such bonus other than to odd lot holders as of a specified date;

•	the successful closing of the Dexter Hospital Sale;

•	the pay-off and termination of the Company’s Credit Facility immediately prior to its scheduled maturity date of January 1, 2013;

•	the Company’s inability to obtain a replacement credit facility for its former Credit Facility prior to its pay-off and termination;

•	the status of the Company’s efforts to replace its prior Credit Facility; and

•	the continued weakness in the Company’s results of operations through calendar year end.

The Board also evaluated the merits of a potential offer to all holders for a fixed dollar amount of the Company’s shares in light of the Company’s expected working capital needs for operations and capital expenditures, including the expenditure of funds necessary in order to continue to qualify for EHR reimbursement payments. The Board considered that although the Company would be at greater risk of a working capital short fall in the Spring and Summer of 2013 if the Company made an offer for up to $3,750,000 of the Company’s shares at a per share price of $1.50 per share to all holders and if it were unable to obtain additional sources of working capital, either from borrowings or the net proceeds of additional divestitures, the cost reductions and other benefits from the Company ceasing to be a reporting company would justify a tender offer.

On January 25, 2013, the Board again considered a potential odd lot tender offer that might allow the Company to reduce the number of record holders below 300 and thus allow the Company to deregister. The Board determined to proceed first with an offer solely to odd lot holders. The Board noted that after completion of an odd lot tender offer and an evaluation of the effects of the completion of such an offer that the Board could again consider whether it would be in the best interests of the Company’s remaining shareholders to consider providing them with a liquidity opportunity, including in the form of a tender offer open to all shareholders, especially if the Company’s goal of ceasing to be a public company could be effected as a result of the successful completion of a prior odd lot offer.

The Board considered the fairness of a price of $1.50 per share in light of the factors below under “—Fairness of the Offer.” Upon determining that such a price would be fair to both odd lot shareholders tendering their shares in the Offer and to both affiliated and unaffiliated shareholders continuing as shareholders after the Offer, the Board unanimously approved an offer as discussed to all odd lot holders with a $100.00 bonus to each tendering holder for the purchase of all odd lot shares of SunLink owned by a tendering holder.

After determining to conduct an offer, management worked with SunLink’s legal advisors to prepare the necessary documents to be filed with the SEC and mailed to the Company’s shareholders.

Alternatives

The directors considered several alternative methods of reducing the number of shareholders of record enough to deregister the common shares.

Tender Offer Open to All Holders. As discussed above, one alternative considered by the Board was a tender offer for a fixed number or dollar amount of shares. In such tender offer, the Company would offer to repurchase, at a designated price per share, a fixed number or dollar value of common shares held by any holder. As discussed above, the Board did not believe that an offer to all shareholders would sufficiently incent odd lot holders to tender and result in the reduction of holders of record needed in order to deregister.

Traditional Stock Repurchase. The Board considered periodic repurchases of common shares on the open market at market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable SunLink to deregister its shares would likely take an extended period of time, have no assurance of success, and be of indeterminable cost.

Reverse Stock Split. In a reverse stock split, the charter of the Company would be amended to divide the number of outstanding shares by an amount that would result in certain shareholders owning less than one full share of the Company. All shareholders holding less than one full share would be cashed out at a designated price and then the charter could be amended again to increase the number of remaining shares to the same number those shareholders held before the reverse stock split. The advantage of a reverse stock split would be that it ensures the Company that the number of shareholders of record would be reduced sufficiently. The directors considered, however, that a reverse stock split would be involuntary; some shareholders might be cashed out who would prefer to remain shareholders of the Company. Although a reverse stock split would require a shareholder vote and approval of two-thirds of the Company’s shares, the Board may consider such action again in the event the Offer to Purchase or a subsequent offer open to all holders of SunLink common shares does not provide the Company with the ability to deregister its common shares.

Reorganization Through a Cash-out Merger. In the cash out merger method, the Company would be merged with a new shell corporation and shareholders of the Company would be issued stock in the new entity. The share exchange would be such that shareholders owning less than a certain number of shares prior to the merger would be cashed out, and shareholders owning more than that number of shares would become shareholders of the new company. Like the reverse split method, some shareholders of the Company might cease to be shareholders who would rather remain shareholders. Another disadvantage of this method is that it would require additional effort and expense in connection with the formation of a new entity and obtaining regulatory approvals.

Reclassification of Shares. The Board also considered an amendment to the Company’s charter to create one or more additional classes of stock, each class having fewer than 300 holders of record. Certain shareholders would have their shares of common shares exchanged for shares of a different class of stock. The disadvantages of this method of reducing the number of holders of record of common shares would be that, like other methods, the exchange of shares would be involuntary. The different classes of stock would have different voting and dividend rights. In addition, certain expenses would not be reduced as much following the reclassification as with a tender offer reducing the total number of shareholders. In addition, the Board believes that a purchase of odd lot shares may provide an opportunity, which some odd lot shareholders may appreciate, for such shareholders to sell their shares without payment of a commission, that a tender offer would be a beneficial use of unemployed capital, and that a tender offer could improve the Company’s return on equity, none of which would occur with a reclassification of stock.

Fairness of the Offer

The Board of the Company believes that the Offer is procedurally and substantively fair to the unaffiliated shareholders of the Company, both those who tender their shares and receive payment and those who continue to hold the Company’s common shares after the Offer is completed. In making this determination, the Board considered factors it believed favored the fairness of the transaction, as well as factors that, from the perspective of an unaffiliated shareholder, may not have favored the fairness of the transaction. These factors considered both the substantive fairness (that is, the voluntary tender offer at an offer price of $1.50 in cash plus the bonus) and the procedural fairness of the transaction. In reaching the determination that the offer is fair to all of the Company’s shareholders, our board of directors considered all factors as a whole. The Board did not assign any specific weight to any specific factor. Individual directors may have given different weight to different factors. None of the factors that our board of directors considered, however, led our board of directors to believe that the Offer is unfair to any of our shareholders.

Factors favoring the fairness of the Offer

•	The Offer Price is higher than recent reported prices for the Company’s shares.

•	The ability to tender shares to the Company avoids the volatility in price that might accompany a sale of Company shares on the open market due to the highly illiquid market for the Company’s shares.

•	Tendering holders may not incur brokerage commissions or other costs.

•	The Offer is voluntary; no shareholder is required to tender shares.

•	Notice of the Offer and disclosure of the implications of the Offer are being provided to all shareholders.

•	The uncertain impact of healthcare reform on the Company’s business prospects.

Factors not favoring the fairness of the Offer

•	The Offer Price is substantially below the book value per share of the Company.

•	While the Offer is voluntary, shareholders will not be voting on the Offer.

•	If the common shares of the Company are deregistered, publicly available information about the Company will be reduced significantly, and the market for the common shares would likely be reduced.

Discussion of factors affecting fairness determination

Set forth below is a discussion of the material factors the Board considered in determining the substantive fairness:

The Offer Price is at a premium to recent reported prices for the Company’s shares. On February 4, 2013, the closing price for the Company’s common shares on the NYSE Amex Equities stock exchange was $1.26 per share. Over the twelve (12) months preceding announcement of the Offer, reported prices for the Company’s common shares generally have traded at less than $1.20 per share, shares peaked at a closing high of $1.56 per share on September 27, 2012 with closing lows of $0.86 per share on May 22, 2012 and $0.90 on November 29, 2012. Although the Offer Price provides a premium to recent closing prices for shareholders tendering their shares in the Offer, the Offer Price, even with the addition of the cash bonus, is not too high to be unfair to remaining shareholders in light of the cost savings that the Company will experience in the future if the Company is able to deregister.

The ability to tender shares to the Company avoids the volatility in price that might accompany a sale of the Company’s shares on the open market. The market for the Company’s stock is illiquid. During the three (3) months immediately preceding the announcement of the Offer, the average daily volume as reported traded on the NYSE Amex Equities stock exchange was approximately 8,842 shares. SunLink believes an attempted sale of a significant number of shares at any given time likely would result in a significant drop in the price paid for those shares.

No brokerage commissions or other costs are expected to be incurred by tendering shareholders. Particularly for odd lot shareholders who hold few shares of the Company and with the price of the Company’s shares at such a low level, a minimum brokerage commission could be significant compared to the amount the shareholder could obtain by selling the stock on the open market.

The Offer Price is substantially below the current book value per share of the Company. At September 30, 2012, the Company’s book value per share was $2.95. The Company anticipates that its book value at December 31, 2012 will have increased due to the Dexter Hospital Sale. However, the Company’s shares have not traded at a price equal to or greater than quarterly book value in the past three fiscal years. Also, although the Board considered the fact that peer group companies are trading around book value, the conflicting forces of healthcare reform at the Federal and state levels as well as among commercial payors has made it difficult for the Company to anticipate its future direction, establish a sustainable cost structure, visualize future growth (particularly that is achievable with the Company’s limited capital) and, overall, has raised uncertainty as to when the Company might achieve consistent profitability from continuing operations excluding its EHR incentive reimbursement payments which are scheduled to end in fiscal 2015. Although peer group companies are trading around book value, the Company’s shares have not traded above or near its book value in recent periods. Furthermore, the Company has incurred losses and has recognized non-cash impairment charges totaling approximately $15,100,000 since July 1, 2010, related to the Company’s business and, in addition, has approximately $3,745,000 of goodwill and purchase intangibles on its balance sheet relating primarily to the Specialty Pharmacy segment. Moreover, the United States economy recently experienced a major economic recession, and we believe the economy remains weak, unemployment levels remain high, and there is a substantial risk that the economy will lapse back into recession. Accordingly, the Board believes that some Company odd lot shareholders may appreciate the ability to sell their shares at the Offer Price even though the price is below book value.

The Offer Price also was determined in light of the Company’s financial performance generally. In addition to the foregoing factors, SunLink’s board of directors considered the Company’s financial performance to date generally. However, there was no specific further quantitative analysis or specific methodology used to calculate the per share offer price.

Set forth below is a discussion of the factors the Board considered in determining the procedural fairness of the transaction.

The Offer was approved by a unanimous vote of the Board. Because all of the Company’s directors except for Mr. Thornton are non-employee directors and the tender by any odd lot holder is voluntary, the Board did not retain a financial advisor to assist it in determining a price for the Offer, did not obtain a fairness opinion, and did not appoint anyone to negotiate on behalf of the shareholders in setting the Offer Price. The Board chose not to form a special committee of the Board to evaluate the Offer. The Board believed there would be no added benefit to shareholders to obtain a third party fairness opinion or to retain a negotiator. We have not made any provision in connection with the Offer to grant unaffiliated shareholders access to the Company’s corporate files or to obtain counsel or appraisal services at Company expense. The Board determined that this Offer to Purchase provides adequate information for unaffiliated shareholders to make an informed decision with respect to the Offer. The Board believes that the transaction is procedurally fair to unaffiliated shareholders based upon the facts that the Offer is voluntary, and the shareholders are being provided with full disclosure of the terms and conditions of the Offer and all information about the Company material to making a decision, and the shareholders are being provided sufficient time to consider the Offer.

The Offer is voluntary, but there will not be a shareholder vote. As discussed above, the Board considered alternative means of reducing the number of shareholders but chose to proceed by a method that permits each odd lot shareholder to decide for himself or herself whether the price is fair. There will be no shareholder vote on the Offer. Any odd lot shareholder not liking the price to be paid may refrain from participation in the Offer and either remains a shareholder or sell shares on the open market.

Notice of the Offer and disclosure of the implications is being provided to all shareholders. Shareholders are able to make an informed decision with respect to what is in a shareholder’s best interests.

If the Offer results in the number of shareholders falling below 300, the Company intends to deregister its common shares under the Exchange Act. If deregistration occurs, publicly available information about the Company will be reduced significantly, and the market for the Company’s shares may decline even further. The Board considered, however, that SunLink currently intends to continue to provide at least annual financial information to shareholders and an annual proxy statement, and the stock is already illiquid. Regardless of these considerations, the Board continues to believe that the Offer is procedurally fair to all of the Company’s shareholders.

The Company’s shareholders have no right to vote on the Offer and therefore have no appraisal rights. No provision has been made to grant unaffiliated shareholders access to the corporate files of the Company or to obtain counsel or appraisal services at the Company’s expense.

Additional Background

SunLink historically has considered potential dispositions of facilities or operations on an ongoing basis based on a variety of factors including asset values, return on investments, competition from existing and potential facilities, capital improvement needs, corporate strategy, and other corporate objectives. SunLink’s Board and management have determined to focus the Company’s strategic investments on enhancing the Company’s existing hospital portfolio, including the selective disposal of underperforming and/or non-strategic subsidiary facilities. Consistent with its focus on the disposition of underperforming and non-strategic subsidiary facilities, the company sold its Adel, Georgia hospital in July 2012 and its Dexter, Missouri hospital in December 2012. The net proceeds from those sales were used primarily to pay-down indebtedness under the Company’s then existing Credit Facility, although a portion of the net proceeds from the Dexter Hospital Sale are being used to provide working capital for the Company and a portion of such net proceeds have been allocated to fund the purchases pursuant to this Offer. The Company estimates that at February 1, 2013 it had cash reserves available to fund working capital and the offer of approximately $6,000,000. From such cash reserves the Company has reserved and expects to make a tax payment of approximately $2,200,000 for taxes due in March 2013. Based on historic seasonality in the Company’s business and the Company’s planned working capital expenditures, the Company expects to need additional working capital from external financing or from the sale of additional assets in its fiscal year 2014.

The Company currently has engaged advisors with respect to the potential disposition of two additional hospitals. The Company has received very early and non-binding expressions of interest with respect to two of the Company’s hospitals. Although there are on-going discussions with respect to the disposition of such facilities, there has been no agreement with respect to the material terms of any such potential transactions, and the terms of any potential transaction agreement have not been negotiated. Accordingly, SunLink does not believe either transaction currently is probable of consummation. SunLink cannot assure you when or if any agreement with respect to a potential disposition of one or more of such facilities might occur, the price at which any potential disposition might occur, or the amount of net proceeds which the Company might realize.

From time to time in the past, we have also received from third parties indications of interest in acquiring us, some involving prices in excess of the price being offered for shares pursuant to the Offer. Our board of directors considered these indications of interest, but decided, in each instance, that we had a better opportunity to enhance shareholder value by continuing to pursue our corporate strategy. Except as discussed herein and in the Company’s previous SEC filings, the Board is not aware of any firm offers made by any unaffiliated party during the past two years for a merger or consolidation of the Company with another company, a sale or transfer of a substantial part of the Company’s assets, or a purchase of the Company’s securities that would enable the holder to exercise control of the Company. As previously discussed in the Company’s public filings, in early April of 2011, SunLink did enter into a preliminary agreement and executed a letter of intent with Foundation HealthCare Affiliates, LLC, New Age Fuel, Inc., and Foundation Investment Affiliates I, LLC (collectively, “Foundation”) which contemplated the potential non-cash merger of certain Foundation subsidiaries and affiliates with and into newly formed acquisition subsidiaries of SunLink. The contemplated transaction was subject to a number of conditions, including completion of due diligence by each of the parties, negotiation and execution of a definitive merger agreement and consent of lenders. Following additional due diligence, in early November of 2011, SunLink ended the previously announced merger discussions in light of, among other things, differences in the parties’ respective business models, philosophies and operating assets.

Since the termination of the potential merger with Foundation, no substantive negotiations have resulted from any indications of interest with respect to the Company. Although there have been no recent indications of interest, we cannot assure you that we will not receive offers or indications of interest in the future that may be at prices above the price indicated in the Offer, and in tendering your shares you risk losing the benefit of any potential future appreciation in their value.

On December 31, 2012, in connection with the maturity of its then existing Credit Facility, the Company repaid all then outstanding borrowings thereunder and such facility terminated. The total amount repaid at maturity including associated fees was approximately $5,000,000. Except for three outstanding facility-based mortgages, each of which is guaranteed by the Company (individually, an “RDA Loan” and collectively, the “RDA Loans”), and one facility based revolving loan facility of $1,000,000, which has limited availability due to facility cash on hand restrictions, the Company and its subsidiaries currently must fund working capital needs from cash from operations or from the sale of additional assets.

The Company expects to be in violation of at least one covenant under the RDA Loan for the Company’s Trace Regional Hospital facility for the period ended December 31, 2012 and is currently discussing a modification or waiver of this violation with the lender. There can, of course, be no assurance any such modification or waiver will be agreed. Otherwise, we believe that the Company and its subsidiaries currently are in compliance with the three hospital facility level loans, but there can be no assurance that the obligors under such loans will be able to continue in compliance with the levels of financial covenants and terms in the facility loans. We are actively seeking options to provide financing for the Company’s liquidity needs. If the Company is able to obtain a replacement credit facility in the future, we cannot assure you that the size of any such facility will be adequate for our entire working capital needs or that the terms of any potential replacement facility will be acceptable to us or the timing of the implementation of any replacement facility.

Except as described in this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or dividend policy, or indebtedness or capitalization (other than changes in our capitalization resulting from the Offer);

•	any change in our present board of directors or executive officers;

•	any change in our management or any material term of an executive officer’s employment agreement or compensation arrangements;

•	any other material change in our corporate structure or business;

•	the acquisition by any person of additional securities of ours or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

Although we do not currently have any definitive plans or proposals, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters.

Additionally, we may evaluate our existing management structure in the event we dispose of one or more hospitals and have become a private company. Likewise, we may evaluate the continued appropriateness of the size and composition of our Board of Directors if we become a private company.

If we become a private company, we also may review whether continued incorporation under Ohio law is in the best interests of our shareholders. We cannot assure you as to the timing of any such evaluations or, whether the Board or management will recommend or implement or seek to implement any changes.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing shares, other than through the Offer, until after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See also “Alternatives” above.

Currently, we have no plans to issue securities after the Offer, other than pursuant to existing equity plans, and, if triggered, the Shareholder Rights Plan (discussed in more detail in Section 11) but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the Company’s best interests and in accordance with applicable laws and regulations. Except with respect to the Shareholder Rights Plan, holders of common shares currently do not have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders. The Shareholder Rights Plan is scheduled to expire in February 2014. In the event the number of shareholders is materially reduced and the Company becomes a private company, the Board may consider alternatives to the Shareholder Rights Plan which could include a shareholders agreement by and among the Company, its affiliates and major shareholders. We cannot assure you when any such evaluation may occur or when or if alternatives to the Shareholders Rights Plan might be implemented. See Section 11—“Shareholder Rights Plan.”

We may pursue any of the above evaluations, matters or actions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein.

Section 3. Number of Shares; Odd Lots.

On the terms and subject to the conditions of the Offer, we will purchase all common shares of SunLink held by holders of 99 or fewer shares as of the close of business on January 31, 2013 as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 5, at a cash price of $1.50 per share, without interest. For purposes of the Offer, the term “expiration date” means 5:00 P.M., New York time, on March 12, 2013, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the Offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

Shares properly tendered and not properly withdrawn will be purchased at the Offer Price upon the terms and conditions of the Offer. See Section 6 for a more detailed description of our purchase of and payment for properly tendered shares. All shares we purchase will be purchased at the Offer Price.

If we:

•	increase the price that may be paid for shares above $1.50 per share or decrease the price that may be paid for shares below $1.50 per share;

•	change the amount of the cash bonus; or

•	decrease the number of shares that we may purchase in the Offer,

then the Offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. See Section 15.

The Offer is not conditioned on any minimum number of total shares being tendered or the receipt of financing. We will not accept any alternative, conditional or contingent tenders. Also, any tender of shares by any eligible shareholder must be for all of his or her shares. If we fail at any time to exercise any of the foregoing rights, that failure to exercise shall not constitute a waiver of those rights. See Section 7.

If your shares are owned beneficially (i.e., in “street name”), tender of the shares by notice of guaranteed delivery or via an agent’s message through DTC will be a certification on your behalf that you are eligible to participate in the Offer (i.e., that you owned 99 or fewer shares as of the close of business on January 31, 2013). Each agent’s message must relate to an individual odd lot holder. The Company also reserves the right to request further confirmation from your broker, bank or other institution holding shares of the Company’s common stock in your account that you are eligible to participate in the Offer.

For purposes of this Offer, the term “odd lots” means all shares tendered by a shareholder who owns beneficially or of record a total of fewer than 100 shares (such shareholder, an “odd lot holder”) as of January 31, 2013 and who so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. An odd lot holder must tender all shares owned in accordance with the procedures described in Section 4. This Offer is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By properly tendering shares in the Offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary should not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares.

Section 4. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be properly tendered, EITHER (a) OR (b) below must happen:

(a) The depositary must receive all of the following before 5:00 P.M., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

(i) either (1) the certificates for the shares, or (2) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

(ii) either (1) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (2) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

(iii) any other documents required by the Letter of Transmittal.

(b) You must comply with the guaranteed delivery procedure set forth below.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed the box captioned “Special Delivery Instructions” on the Letter of Transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing the box captioned “Special Delivery Instructions” in the Letter of Transmittal, then:

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

•	the signature on (1) the Letter of Transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery. Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of all of the following:

•	certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the depositary and not to us, the information agent or the book-entry transfer facility. Any documents delivered to us, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer. However, even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (a) OR (b) below must occur:

(a) the depositary must receive all of the following before 5:00 P.M., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

(i) one of (1) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (2) an agent’s message as described below; and

(ii) any other documents required by the Letter of Transmittal; or

(b) the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them. Each agent’s message must relate to an individual odd lot holder.

Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•

the depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

•

all of the following are received by the depositary within three NYSE Amex Equities stock exchange trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery, either:

•

the certificates representing the shares being tendered together with (a) a Letter of Transmittal, relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

•

in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “Book-Entry Delivery”: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of us, the depositary, the information agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for any person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the expiration date, the person so tendering:

•

within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares within the period specified in the Offer; or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•	you own beneficially or of record 99 or fewer shares as of January 31, 2013;

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

•	the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if fewer than all shares evidenced by a shareholder’s certificates are tendered (such as in the case of record holders holding shares for multiple beneficial owners), certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

Federal Income Tax Withholding. Backup federal income tax withholding at a 28% rate must be applied to the gross payment made to any U.S. Holder (as defined in Section 14) who is not a corporation and who does not otherwise establish an exemption from backup withholding by providing us with the shareholder’s correct taxpayer identification number (employer identification number or social security number), and certain other information, by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. A U.S. Holder that fails to provide us with the correct taxpayer identification number on Substitute Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”). Certain U.S. Holders (including, among others, all corporations) are exempted from the backup withholding rules. Any amounts withheld under the backup withholding regime may be claimed as a credit on such U.S. Holder’s U.S. Federal income tax return.

U.S. backup withholding tax will not apply to the gross proceeds payable pursuant to the Offer to a non-U.S. Holder (as defined in Section 14), provided that the foreign shareholder submits a statement (generally, an IRS Form W-8-BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that shareholder’s non-U.S. person status.

If a shareholder owns the shares through a broker or other nominee who tenders the shares on the shareholder’s behalf, the holder may need to provide a Form W-9, Form W-8 or other applicable form to such broker or nominee in order to avoid backup withholding. The shareholder should consult its broker to determine whether any such forms are required.

ANY TENDERING SHAREHOLDER WHO IS A U.S. HOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR A FOREIGN SHAREHOLDER THAT FAILS TO PROVIDE AN APPLICABLE FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER PURSUANT TO THE OFFER.

As described above in the Summary Term Sheet under the heading “What are the United States federal tax consequences if I tender my shares to SunLink,” if a non-U.S. Holder tenders shares held in its own name as a holder of record, the depositary will withhold on payments to such foreign shareholder at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a lower rate of, or zero, withholding pursuant to an applicable income tax treaty, or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States carried on by such non-U.S. Holder.

In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the depositary before any payment is made to the non-U.S. Holder, a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the depositary, before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption or reduction. A non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. Federal income tax return and generally will be subject to U.S. Federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 for U.S. Holders.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such non-U.S. Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14, or if the non-U.S. Holder establishes that it is entitled to a reduced rate of, or zero, withholding pursuant to any applicable income tax treaty and a withholding was imposed at a higher rate. In any such case, the non-U.S. Holder will be required to file a U.S. Federal income tax return or claim for refund in order to receive a refund of such excess withholding from the IRS.

Notwithstanding the foregoing, if a non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the non-U.S. Holder pursuant to the Offer. In some cases, such U.S. broker or other nominee may not withhold 30% U.S. federal gross income tax from the payment if the non-U.S. Holder certifies that it is not a U.S. person and that it met the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test in respect of the Offer, although receipt of the full payment may be delayed until the certification is provided by such a non-U.S. Holder. Non-U.S. Holders tendering shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

Foreign shareholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors.

For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, destroyed or mutilated, you should contact AST, the transfer agent for the shares at (877) 248-6417, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

Section 5. Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time before the expiration date. Thereafter, such tenders of shares are irrevocable except that shares may be withdrawn at any time after 12:01 a.m., New York time, on April 3, 2013, unless accepted for payment before that time as provided in this Offer to Purchase.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 4, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties, subject to the rights of shareholders to challenge such determination in a court of competent jurisdiction. None of the Company, the depositary, the information agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 4.

If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain on our behalf all tendered shares, and those shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the Offer.

Section 6. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will:

•	determine shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered; and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at the Offer Price and not properly withdrawn, subject to the terms hereof.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at the Offer Price and not properly withdrawn only when, as, and if we give oral or written notice to the depositary of our acceptance of shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, we will purchase and pay the purchase price for shares accepted for payment under the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or an agent’s message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for the shares purchased under the Offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the Offer. If, however:

•

payment of the purchase price is to be made to, or, in the circumstances permitted by the Offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

•	if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who is a (1) U.S. Holder that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal or (2) non-U.S. Holder that fails to complete fully and sign the applicable Form W-8, may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Sections 4 and 14. Also see Section 4 regarding federal income tax consequences and other withholding requirements applicable to non-U.S. Holders.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 14e-1(c) promulgated under the Exchange Act, if at any time on or after February 4, 2013 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

(a) there shall have been, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(ii) could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares, or which materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action pending or taken, or any announcement of approval withheld, or any statute, rule or regulation or announced to be invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

(c) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

(d) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(e) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States or any of its territories or any other jurisdiction in which we or any of our subsidiaries have an office or do business, including but not limited to an act of terrorism;

(f) any change or event occurs or is discovered relating to our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment, would have, a material adverse effect on our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

(g) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

(h) a 10% or greater decrease in the market price of our shares compared to the close of business on February 4, 2013 or any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

(i) any decline in the NYSE Amex Equities stock exchange composite index, the NYSE Composite Index, the NASDAQ Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the Russell Microcap Index of at least 10% measured from the close of business on February 4, 2013;

(j) a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

(k) we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before February 4, 2013 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

(l) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

(m) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to SunLink, in its reasonable judgment;

(n) legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the completion of the Offer in any manner that would adversely affect us or any of our affiliates; or

(o) that each tendering holder who tenders shares which are not withdrawn, owns 99 or fewer shares as of January 31, 2013, and shall have tendered all of their shares owned.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the time of the expiration of the Offer.

Section 8. Price Range of Shares; Dividend Policy.

Our shares are listed and traded on the NYSE Amex Equities stock exchange under the symbol “SSY.” The high and low closing sales prices per share for each fiscal quarterly period to date in fiscal 2013 and for each quarterly period in fiscal 2012 and in fiscal 2011, respectively, are as follows:

Fiscal Year Ending June 30, 2013	High	Low
Third Quarter (through February 4, 2013)	$1.26	$1.07
Second Quarter	$1.55	$0.90
First Quarter	$1.56	$0.95

Fiscal Year Ended June 30, 2012
Fourth Quarter	$1.29	$0.86
Third Quarter	$1.67	$0.97
Second Quarter	$2.00	$1.64
First Quarter	$2.20	$1.83

Fiscal Year Ended June 30, 2011
Fourth Quarter	$2.40	$1.75
Third Quarter	$2.40	$1.40
Second Quarter	$2.00	$1.48
First Quarter	$2.65	$1.50

On February 4, 2013, the last trading day prior to the date of the Offer, the closing per share price of our common shares on the NYSE Amex Equities stock exchange was $1.26. We urge shareholders to obtain current quotations of the market price of our shares.

SunLink does not currently pay cash dividends and has not paid any cash dividends for at least the last two fiscal years. Historically SunLink retained its earnings for use in the operation and expansion of its business and, therefore, does not anticipate declaring or paying regular cash dividends in the foreseeable future. Any future determination to declare or pay cash dividends will be determined by SunLink’s board of directors and will depend on SunLink’s financial condition, results of operations, business, prospects, capital requirements, credit agreements and such other matters as the board of directors may consider relevant.

Section 9. Source and Amount of Funds.

The aggregate purchase price for the shares tendered in the Offer is estimated to be approximately $18,000 unless the Offer is undersubscribed. We expect to fund the purchase of the shares tendered in the Offer from existing cash on hand. The Offer is not conditioned on the receipt of financing. There are currently no alternative financing plans or arrangements for the transaction.

Section 10. Information About Us.

General. We are a healthcare company and our business is composed of two business segments, the Healthcare Facilities Segment and the Specialty Pharmacy Segment. Through our subsidiaries, we operate a total of four community hospitals in three states. All four of the community hospitals are owned. Our community hospitals are acute care hospitals and have a total of 232 licensed beds. As part of our community hospital operations, we currently also operate two nursing homes in two states, each of which is located adjacent to, or in close proximity with, one of our community hospitals. Our nursing homes have a total of 166 licensed beds. A SunLink subsidiary also manages our former Dexter, Missouri hospital under a management agreement which expires on June 30, 2013, unless earlier terminated. A SunLink subsidiary also owns the Chilton Medical Center

(“Chilton”) hospital building located in Clanton, Chilton County, Alabama which we formerly leased to a third party who is currently in default under the lease. Chilton was a 60-licensed bed, JCAHO-accredited, acute care hospital. A SunLink subsidiary and the local hospital authority have entered into an agreement granting the authority the option through March 15, 2013 to acquire the building and related personal property assets for $1,500,000. The SunLink subsidiary and the local authority have petitioned for the appointment of a receiver for the former hospital, and the authority is seeking to re-open the hospital and has indicated its intent to exercise the option if the authority is successful in reopening the hospital. Through a subsidiary acquired in April 2008, we also operate a specialty pharmacy business with four service lines. Our healthcare operations are conducted through our direct and indirect subsidiaries.

Our executive offices are located at 900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia 30339, and our telephone number is (770) 933-7000. Our website address is www.sunlinkhealth.com. Information contained on our website is neither part of, nor incorporated by reference into, Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information and documentation with respect to the Offer.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This Offer to Purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

Annual Report on Form 10-K	Fiscal year ended June 30, 2012; Filed September 20, 2012.

Quarterly Report on Form 10-Q	Quarter ended September 30, 2012; Filed November 14, 2012.

Definitive Proxy Statement on Schedule 14A	Filed on October 24, 2012.

You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

900 Circle 75 Parkway

Suite 1120

Atlanta, Georgia 30339,

United States

Telephone: (770) 933-7000

Copies of these filings are also available, without charge, on our website at www.sunlinkhealth.com.

Ratio of Earnings to Fixed Charges. The following table shows the Company’s ratio of earnings to fixed charges for the fiscal years completed June 30, 2012 and 2011 and the fiscal quarter ended December 31, 2012 and 2011.

For the
	Fiscal Years Ended June 30,		Three Months Ended September 30,
	2012	2011	2012	2011
Fixed Charge Ratios	0.34	(3.23)	(5.46)	(2.16)
Earnings from con. Ops. before tax	$1,510	$(24,025)	$(3,050)	$(2,810)
Interest expense	$(4,378)	$(7,428)	$(559)	$(1,301)

Selected Historical and Pro Forma Financial Information. The following tables show (1) selected historical financial information about the Company for the fiscal years ended June 30, 2012 and 2011 and the fiscal quarters ended September 30, 2012 and 2011; (2) selected pro forma financial information as of and for the fiscal year ended June 30, 2012 and the fiscal quarter ended September 30, 2012, assuming (a) the purchase of an estimated 12,000 shares in the Offer, at the Offer Price of $1.50 per share for an aggregate purchase price of $18,000, (b) the payment of an estimated $38,000 in the form of the $100.00 bonus payable to tendering odd lot holders who tender all of their shares which are accepted and not withdrawn, (c) the payment of the fees and expenses related to the offer of approximately $143,000 and (d) the Dexter Hospital Sale, which was completed on December 31, 2012, in which substantially all of the assets of the Company’s Dexter, Missouri leased hospital and the leasehold interest was sold for approximately $9,800,000, as if each were completed at the beginning of our 2012 fiscal year for statement of operations data and at June 30, 2012 and September 30, 2012, respectively, for balance sheet information. No adjustments for the Adel Hospital Sale are included in the pro forma financial information for either period shown as this transaction was previously reported in SunLink’s Form 10-Q for the quarterly period ended September 30, 2012. No adjustments for the Dexter Hospital Sale were needed for the pro forma information for the three months ended September 30, 2012 as the actual results for the Dexter Hospital were reported in discontinued operations in SunLink’s Form 10-Q for the quarterly period ended September 30, 2012. The debt repayments that resulted from the Adel Hospital Sale and the Dexter Hospital Sale are not included in the pro forma financial for either period shown.

The selected unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer and the other transactions described above had been completed at the dates indicated or that may be obtained at any date in the future. The following selected unaudited pro forma consolidated financial data is based on available information and various estimates and assumptions. We believe that these assumptions provide a reasonable basis for presenting all of the significant effects of the Offer and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. We have included the following unaudited pro forma financial information solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward Looking Statements” and incorporated by reference herein from the Company’s Annual Report on Form 10-K.

The following selected historical financial data has been derived from our historical financial statements included in our 2012 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2012, each of which has been filed with the SEC, and should be read in conjunction with those financial statements.

	SunLink Selected Historical Financial Data
	(All amounts in thousands, except per share amounts)
	As of and for the
	Fiscal Years Ended June 30,		Three Months Ended September 30,
	2012	2011	2012	2011
			(unaudited)	(unaudited)
Net Revenues	$133,281	$138,807	$25,690	$26,177
Earnings (loss) from continuing operations	652	(15,416)	(1,622)	(1,743)
Net earnings (loss)	1,081	(16,103)	(1,424)	(1,555)
Earnings (loss) per share from continuing operations
Basic	0.07	(1.90)	(0.17)	(0.20)
Diluted	0.07	(1.90)	(0.17)	(0.20)
Net earnings (loss) per share:
Basic	0.12	(1.99)	(0.15)	(0.18)
Diluted	0.12	(1.99)	(0.15)	(0.18)
Total Assets	79,172	91,830	70,092	81,433
Long-term debt, including current maturities	23,090	31,752	17,510	23,300
Shareholders’ equity	$29,291	$26,068	$27,888	$23,604

	Unaudited Pro Forma Financial Data (All amounts in thousands, except for per share)
		As of June 30, 2012				As of September 30, 2012
		Sale of Missouri Southern Healthcare	Tender Offer			Sale of Missouri Southern Healthcare	Tender Offer
	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Results	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Results
Cash	$2,057	$9,840	$(198)	$11,699	$1,350	$9,840	$(198)	$10,992
Other current assets	28,561	(3,733)	—	24,828	28,154	(3,200)	—	24,954
Total current assets	30,618	6,107	(198)	36,527	29,504	6,640	(198)	35,946
Total assets	79,172	5,157	(198)	84,131	70,092	5,850	(198)	75,744
Current liabilities	31,814	242	—	32,056	21,893	537	—	22,430
Long-term liabilities	18,067	—	—	18,067	20,311	—	—	20,311
Total shareholders’ equity	29,291	4,915	(198)	34,008	27,888	5,313	(198)	33,003
Total liabilities and shareholders’ equity	$79,172	$5,157	$(198)	$84,131	$70,092	$5,850	$(198)	$75,744

	The Fiscal Year Ended June 30, 2012				The Three Months Ended September 30, 2012

Net revenues	$133,281	$(20,065)	$—	$113,216	$25,690	$—	$—	$25,690
Operating profit (loss)	5,908	(3,752)	—	2,156	(2,491)	—	—	(2,491)
Earnings (Loss) from Continuing Operations before income taxes	1,510	(3,750)	—	(2,240)	(3,050)	—	—	(3,050)

Earnings (Loss) from Continuing Operations	$652	$(2,432)	$—	$(1,780)	$(1,622)	$—	$—	$(1,622)

Earnings (Loss) per Share from Continuing Operations:
Basic	$0.07	$—	$—	$(0.19)	$(0.17)	$—	$—	$(0.17)
Diluted	$0.07	$—	$—	$(0.19)	$(0.17)	$—	$—	$(0.17)

Weighted-average common share outstanding:
Basic	9,350	—	(12)	9,338	9,446	—	(12)	9,434
Diluted	9,350	—	(12)	9,338	9,446	—	(12)	9,434

Management Information

Set forth below is a list of our directors and executive officers of the Company, together with their principal occupations. Unless otherwise indicated, all persons have held the positions described as their principal occupation for at least five (5) years.

Directors

Robert M. Thornton, Jr., 64, has been Chairman and Chief Executive Officer of the Company since September 10, 1998, President since July 16, 1996 and was its Chief Financial Officer from July 18, 1997 through August 31, 2002. From October 1994 to the present, Mr. Thornton has been a private investor and, since March 1995 has been Chairman and Chief Executive Officer of CareVest Capital, LLC, a private investment and management services firm. Mr. Thornton was a director of and held various executive offices with Hallmark Healthcare Corporation from October 1989 until Hallmark’s merger with Community Health Systems, Inc. in October 1994.

Dr. Steven J. Baileys, 59, is a private investor and was Chairman of the Board of Directors of SafeGuard Health Enterprises, Inc., a public dental care benefits company, from July 1995 to June 2004. Dr. Baileys was Chief Executive Officer of SafeGuard from April 1995 to February 2000, its President from December 1981 until May 1997, and it’s Chief Operating Officer from December 1981 until April 1995. Dr. Baileys is licensed to practice dentistry in the State of California.

Karen B. Brenner, 59, has been President of Fortuna Asset Management, LLC, an investment advisory firm located in Newport Beach, California, since 2000. Fortuna Asset Management, LLC succeeded to the business of Fortuna Advisors, Inc., which Ms. Brenner formed and operated from 1993 to 2000. From 1996 to 1998 Ms. Brenner served on the Board of Directors of Data Design Labs. From 1984 to 1993, Ms. Brenner was a partner in Allen Brenner, a financial consulting firm. Prior to 1984, Ms. Brenner was a consultant in the health and medical division of Booz Allen Hamilton.

Gene E. Burleson, 72, is a private investor and was Chairman of PET DRx Corporation from June 2005 to July 1, 2010 and Chief Executive Officer from October 2008 until its acquisition by VCA Antech in July 2010. Mr. Burleson was a former director of HealthMont Inc., from September 2000 until its acquisition by SunLink in October 2003. Mr. Burleson served as Chairman of Mariner Post-Acute Network, Inc., from January 2000 to June 2002. Mr. Burleson was Chairman of the Board of GranCare Inc. from October 1990 to November 1997 and President and Chief Executive Officer of GranCare Inc. from December 1989 to January 31997. From June 1986 to March 1989 Mr. Burleson served as President, Chief Operating Officer and Director of American Medical International Inc. (“AMI”). Mr. Burleson served as Managing Director of AMI’s international operations from May 1981 to June 1986.

C. Michael Ford, 74, has been Chief Executive Officer of Newtown Macon, Inc. since November 2003 and was its Chief Financial Officer from October 2002 to November 2003. Mr. Ford was Chairman of the Board of In Home Health, Inc. from February 2000 to December 2000. Mr. Ford also served as Vice President of Development of Columbia/HCA Healthcare Corporation from September 1994 to September 1997, and was Vice President of Marketing of Meditrust Corp. from October 1993 to September 1994.

Michael W. Hall, 63, is a private investor and was Chairman and Chief Executive Officer of Pyramed Health System, Inc., a healthcare consulting firm, from August 1996 through March 2001. From April 1991 to August 1996, Mr. Hall was Chief Operating Officer and Executive Vice President of Southern Health Management Corporation, a healthcare management company specializing in rural healthcare. Prior to its sale to NetCare Health Systems, Inc., in 1996, Southern Health Management Corporation owned three of SunLink’s seven current hospitals.

Howard E. Turner, 71, has been a partner in the law firm of Smith, Gambrell & Russell, LLP, since 1971, where he is a member of the firm’s executive committee. Mr. Turner was a director of Avlease, Ltd., a lessor of large commercial aircraft, and currently serves as an officer and director of Historic Motorsports Holdings, Ltd. Mr. Turner provides legal services to the Company through the law firm, Smith, Gambrell & Russell, LLP, as requested by the Company.

Christopher H. B. Mills, 60, is a Director and the Chief Investment Officer of J.O. Hambro Capital Management and has served in such capacity since January 1993. Mr. Mills also serves as the Managing Director/Investment Manager of North Atlantic Smaller Companies Investment Trust plc and Trident North Atlantic, positions he has held since 1998. From 1984 to 1993 Mr. Mills was a Director of MIM Management Limited.

Executive Officers

In addition to Mr. Thornton, the following are the Company’s three other executive officers and one terminating executive officer.

Mark J. Stockslager, 53, has been SunLink’s Chief Financial Officer since July 1, 2007. He was interim Chief Financial Officer from November 6, 2006 until June 30, 2007. He has been the Principal Accounting Officer since March 11, 1998 and was Corporate Controller from November 6, 1996 to June 4, 2007. He has been associated continuously with our accounting and finance operations since June 1988 and has held various positions, including Manager of U.S. Accounting, from June 1993 until November 1996. From June 1982 through May 1988, Mr. Stockslager was employed by Price Waterhouse & Co.

Byron D. Finn, 62, has been the President of ScriptsRx since October 1, 2010. From 1982 to when Mr. Finn accepted this position with a subsidiary of the Company, he was President of Byron D. Finn, CPA, PC, (or its predecessor companies), a provider of accounting, financial consulting and litigation support services for clients, including numerous healthcare clients.

Jack M. Spurr, Jr., 68, has been the Vice President, Hospital Financial Operations of SunLink since October 1, 2002. From January 31, 2001 until September 30, 2002, Mr. Spurr performed several interim financial roles for the Company. From 1978 to 2000, Mr. Spurr held financial positions with Hospital Corporation of America, Columbia Healthcare, Inc., Quorum Health Group, Inc., HealthTrust, Inc. and National Healthcare Inc.

A. Ronald Turner, 66, formerly was engaged by the Company as an independent contractor under the terms of a management services agreement with Centric Management Services Co., LLC. Such agreement provided for the full-time and exclusive services of CMS through the services of its principal, Mr. Turner. SunLink has given notice of its termination of such agreement pursuant to the terms thereof. Mr. Turner has ceased providing services under the contract and with the termination of the contract will cease to be an executive officer of the Company on February 9, 2013. He was the Chief Operating Officer of the Company from November 30, 2010 and Chief Development Officer of the Company from November 8, 2011. Mr. Turner is an entrepreneur, experienced hospital management company executive, and CPA who worked as an independent management consultant from August 2009 to CMS’s engagement by the Company. Mr. Turner co-founded Associated Healthcare Systems, Inc. and served as its Chairman, President and CEO from April 1999 to December 2009. From July 1985 to April 1999, Mr. Turner was a private investor and management consultant who, among other things, lead the merger, acquisition, and financing activities for a number of hospital and other healthcare industry transactions. Mr. Turner served as the President and Chief Operating Officer of Health Group Inc. from August 1982 to July 1985. Mr. Turner co-founded Southern Health Services, Inc. and served as its President and Chief Operating Officer from December 1978 to August 1982. Prior to December 1978, Mr. Turner practiced as a CPA in Arthur Young & Company’s National Healthcare Group and with Ernst & Whinney and served as Director of Reimbursement of Humana Inc.

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of February 4, 2013, we had issued and outstanding 9,446,039 common shares. We estimate that the number of shares of our common shares that are represented by odd lots and which we are offering to purchase in the Offer represents less than 1% of the outstanding common shares on February 4, 2013. As of February 4, 2013, 657,499 shares of our common stock were subject to outstanding awards of options (of which 417,496 are fully vested and exercisable); however, except for an aggregate of 260,000 options issued to the Company’s directors and certain of the Company’s executive officers under applicable equity award plans on September 5, 2012 at an exercise price of $1.22 per share, all of our outstanding options have exercise prices which are higher than the Offer Price.

Share Ownership by Directors and Executive Officers. As of December 31, 2012, SunLink’s directors and executive officers as a group (12 persons) owned an aggregate of 5,205,917 shares representing approximately 53.6% of the outstanding shares (assuming exercise of certain SunLink equity securities as described below).

Because none of our directors and officers are odd lot holders, our directors and officers are not entitled to participate in the Offer. As a result, the Offer, if subscribed, will not materially change the proportional holdings of our directors and officers. After the expiration of the Offer, our directors and executive officers may, subject to applicable law and the Company’s applicable policies and practices, sell shares from time to time in private or open market transactions or subsequent tender offers at prices that may be more or less favorable than the Offer Price to be paid to our shareholders in the Offer.

The following table sets forth, as of December 31, 2012 (unless otherwise indicated in the footnotes), certain information with respect to our common shares owned beneficially by each director, by each “named executive officer”, and by all directors and named executive officers as a group. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the common shares included in the table.

	Common Shares Beneficially Owned as of December 31, 2012
Name(1)	Number(2)		% of Class(3)
Robert M. Thornton, Jr.	595,178	(4)	6.3
Director, Chairman, President and Chief Executive Officer
Mark J. Stockslager	104,930	(5)	1.1
Chief Financial Officer and Principal Accounting Officer
A. Ronald Turner(6)	13,333	(7)	*
Chief Operating Officer and Chief Development Officer
Byron D. Finn	0		*
President, SunLink ScriptsRx, LLC (formerly SunLink Homecare Services, LLC)
Jack M. Spurr, Jr.	14,916	(8)	*
Vice President, Hospital Financial Operations
Dr. Steven J. Baileys	1,288,911	(9)	13.6
Director
Karen B. Brenner	831,621	(10)	8.8
Director
Gene E. Burleson	99,350	(11)	1
Director
C. Michael Ford	89,607	(11)	*
Director
Michael W. Hall	40,207	(11)	*
Director
Howard E. Turner	399,365	(11)	4.2
Director
Christopher H. B. Mills	1,728,499	(12)(13)	18.3
Director
Directors, Nominees and Executive Officers as a group (12 persons) (7) (13)	5,205,917	(14)	53.6

*	Less than 1%.
(1)	The address of the named director or officer is c/o SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia 30339.
(2)

Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the shares beneficially owned by the named officers and directors are the subject of any pledge agreement or arrangement or margin account.

(3)

The percent of outstanding common shares owned is determined by assuming that in each case the person only, or group only, exercises his, her or its rights to purchase all of the common shares underlying options held by such person or group that are exercisable as of December 31, 2012, or that will become exercisable within 60 days after that date.

(4)

Includes 33,333 shares that may be acquired under options exercisable within 60 days of December 31, 2012. Also includes 223,384 shares owned by CareVest Capital, LLC (“CareVest”). Mr. Thornton owns 100% of the outstanding voting interests of CareVest.

(5)	Includes 6,666 shares that may be acquired under options exercisable within 60 days of December 31, 2012.

(6)

Mr. A. Ronald Turner formerly was engaged by the Company as an independent contractor under the terms of a management services agreement with Centric Management Services Co., LLC. Such agreement provided for the full-time and exclusive services of CMS through the services of its principal, Mr. Turner. SunLink has given notice of its termination of such agreement pursuant to the terms thereof. Mr. Turner has ceased providing services under the contract and with the termination of the contract will cease to be an executive officer of the Company.

(7)	Includes 13,333 shares that may be acquired under options exercisable within 60 days of December 31, 2012.
(8)	Includes 8,666 shares that may be acquired under options exercisable within 60 days of December 31, 2012.
(9)

Includes 32,107 shares that may be acquired under options exercisable within 60 days of December 31, 2012. Also includes 574,602 shares held by Beilihis Investments, LLC (“Beilihis”), which is a private investment firm. Dr. Baileys is the managing member of Beilihis.

(10)

Includes 32,107 shares that may be acquired under options exercisable within 60 days of December 31, 2012. Also includes 250,151 shares held by Fortuna Asset Management, LLC (“Fortuna”), which is an investment advisory firm, and Fortuna defined benefit plan. Ms. Brenner is the president of Fortuna. Ms. Brenner’s ownership information also includes 34,261 shares which are owned by Ms. Brenner and her immediate family and related entities.

(11)	Includes 32,107 shares that may be acquired under options exercisable within 60 days of December 31, 2012.
(12)	Includes 14,857 shares that may be acquired under options exercisable within 60 days of December 31, 2012.
(13)

Includes aggregate holdings under a joint filing on a Schedule 13D dated December 18, 2006 by North Atlantic Value, LLP, Christopher H. B. Mills, American Opportunity Trust, John W. Gildea, Gildea Management Company and Axia Value Partners (collectively, the “Group”). The following information is based solely on such filing. The Group as joint filers disclaims the existence of a “group” under Rule 13d-3. North Atlantic Value, LLP, is a limited liability partnership organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Trident North Atlantic Fund is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands. Trident North Atlantic Fund is a publicly held regulated mutual fund. Mr. Mills serves as a director of Trident North Atlantic Fund and North Atlantic Value serves as an investment adviser to Trident North Atlantic Fund. Mr. Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Trident Holdings (“Trident Holdings”) is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 1350GT, 75 Fort Street, George Town, Grand Cayman, Cayman Islands. High Tor Limited (“Trident High Tor”) is a corporation organized under the laws of the Cayman Islands with its principal office and business at P.O. Box N-4857, Unit No. 2, Cable Beach Court, West Bay Street, Nassau, The Bahamas. American Opportunity Trust is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. North Atlantic Smaller Companies Investment Trust (“NASCIT”) is an investment limited liability company organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Gildea Management Company is a corporation organized under the laws of the State of Delaware with its principal office and business address at P.O. Box 938, 65 Vitti Street, New Canaan, Connecticut. John W. Gildea is a U.S. citizen whose principal business address is P.O. Box 938, 65 Vitti Street, New Canaan, Connecticut. Axia Value Partners LLC (“Axia Value Partners”) is a limited liability company organized under the laws of the State of Delaware with its principal office and business address at P.O. Box 938, 65 Vitti Street, New Canaan, Connecticut. North Atlantic Value is the investment manager and/or investment adviser to each of American Opportunity Trust, Trident North Atlantic Fund, Trident Holdings, Trident High Tor and its private clients and as such it has the authority to vote or dispose of the common stock. Mr. Mills is the Chief Executive Officer of American Opportunity Trust. Mr. Mills is also a partner of North Atlantic Value. Gildea Management Company is the investment manager to Axia Value Partners and as such it has the authority to vote or dispose of the Company’s common shares owned by Axia Value Partners. John W. Gildea is a managing director of Gildea Management Company and is also a director of American Opportunity Trust. The aggregate number and percentage of the outstanding common shares of the Company reported by the Group to be beneficially owned by each member and to the knowledge of the Group, by each other person who may be deemed to be a member of the Group is as follows:

Group Member	Aggregate Number of Shares	Number of Shares: Sole Power to Vote	Number of Shares: Shared Power to Vote	Number of Shares: Sole Power to Dispose	Number of Shares: Shared Power to Dispose	Approximate Percentage
North Atlantic Value	1,282,300		1,282,300		1,282,300	13.6%
Christopher H. B. Mills	1,282,300		1,282,300		1,282,300	13.6%
American Opportunity Trust	302,844		302,844		302,844	3.2%
Trident North Atlantic Fund	239,302		239,302		239,302	2.5%
Trident Holdings	123,670		123,670		123,670	1.3%
Trident High Tor	29,084		29,084		29,084	0.3%
John W. Gildea	107,800	2,800	105,000	2,800	105,000	1.1%
Gildea Management Company	105,000		105,000		105,000	1.1%
Axia Value Partners	105,000		105,000		105,000	1.1%

(14)	Includes 269,497 shares that may be acquired under options exercisable within 60 days of December 31, 2012.

Golden Parachute Compensation. Although neither the Offer nor its consummation will give rise to a “change of control” under either applicable plan definitions or definitions applicable to agreements between the Company and its executive officers (which definitions are described in detail in the Company’s proxy statement for its most recent annual meeting which statement is incorporated by reference in this Offer to Purchase), applicable SEC rules require the disclosure of certain potential benefits which would have been realized in connection with a change in control for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers for fiscal 2013 assuming a change in control and termination occurred as of December 31, 2012, the latest practical date for purposes of computing such information.

The following table sets forth certain potential benefits which would have been realized in connection with a change in control and termination of employment for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers for fiscal 2013 assuming a change in control and termination occurred as of December 31, 2012, the latest practical date for purposes of computing such information.

Name and Principal Position	Cash Payments(1) $	Value of Accelerated Equity Awards(2) $	Other(3) $	Total Termination Benefits $
Robert M. Thornton, Jr.	972,689	0	20,651	993,340
Chairman, President and Chief Executive Officer
Mark J. Stockslager	182,585	N/A	N/A	182,585
Chief Financial Officer and Principal Accounting Officer
A. Ronald Turner(4)	129,780	N/A	N/A	129,780
Chief Operating Officer and Chief Development Officer
Byron D. Finn	100,000	N/A	N/A	100,000
President, SunLink ScriptsRx, LLC
Jack M. Spurr, Jr.	N/A	N/A	N/A	N/A
Vice President, Hospital Financial Operations

(1)

No cash benefits are payable in the event of a change of control to the named officers unless such officer’s employment terminates in connection therewith. Cash benefits payable upon a change of control and termination of employment include continued base salary payments for 30 months for Mr. Thornton aggregating $899,250 to be paid during subsequent monthly periods; continued base salary payments for 12 months for Mr. Stockslager aggregating $182,585 to be paid during subsequent monthly periods; continued base salary payments for Mr. Turner equal to 6 months of the base compensation under the management services agreement to be paid during subsequent monthly periods; and continued base salary payments for 6 months for Mr. Finn aggregating $100,000 to be paid during subsequent monthly periods in each case in accordance with the Company’s regularly scheduled pay periods over the applicable benefits period. Cash payments for Mr. Thornton also include $52,456 in lump sum based on a pro rata portion of any annual bonus for which goals have been proportionately met prior to termination and without regard to any requirement to be employed on payment date. Such payment will be made after an audit of the Company’s annual results in accordance with the applicable annual plan. Because the table assumes the change of control occurs at December 31, 2012, the bonus amount consists of seven months of the potential annual bonus.

(2)

Calculated based on the sum of the number of accelerated option awards multiplied by the positive difference, if any, between the exercise price of such option and the market price of the Company’s common shares at December 31, 2012. All acceleratable options had an exercise price in excess of both the market value of the Company’s common shares at December 31, 2012 and the Offer Price.

(3)

Represents the value of health and insurance benefits calculated based on the lesser of aggregate premiums amounts payable and assuming the exercise of all rights of the covered individual under COBRA plus supplemental life insurance, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter. The table excludes the value of pension benefits to be received by Mr. Thornton and Mr. Stockslager under the Company’s domestic retirement plan under which participant benefits were frozen and the plan closed to new participants in 1997 and which benefits are not contingent on a change of control.

(4)

Mr. A. Ronald Turner formerly was engaged by the Company as an independent contractor under the terms of a management services agreement with Centric Management Services Co., LLC. Such agreement provided for the full-time and exclusive services of CMS through the services of its principal, Mr. Turner. SunLink has given notice of its termination of such agreement pursuant to the terms thereof. Mr. Turner has ceased providing services under the contract and with the termination of the contract will cease to be an executive officer of the Company.

Transactions and Arrangements Concerning our Securities:

Employee and Directors Stock Option Plans — On November 7, 2011, the 2011 Director Stock Option Plan (the “2011 Director Plan”) was approved by SunLink’s shareholders at the Annual Meeting of Shareholders. The 2011 Director Plan permitted the grant of options to non-employee directors of SunLink for the purchase of up to 300,000 common shares through September 2012. Options for 210,000 shares have been granted under the 2011 Director Plan. Options outstanding under the 2011 Director Plan were 70,000 at June 30, 2012, and 210,000 at October 1, 2012. No additional awards may be granted under the 2011 Director Plan.

On November 7, 2005, the 2005 Equity Incentive Plan (the “2005 Plan”) was approved by SunLink’s shareholders at the Annual Meeting of Shareholders. The 2005 Plan permits the grant of options to employees, non-employee directors and service providers of SunLink for the purchase of up to 800,000 common shares plus the number of unused shares (30,675) under the Company’s equity plans adopted in 2001. Awards under the 2005 Plan can be made through November 2015. The 2005 Plan restricts the number of Incentive Stock Options to 700,000 shares and Restricted Stock Awards to 200,000 shares. The combination of Incentive Stock Options and Restricted Stock Awards cannot exceed 800,000 shares plus the number of unused shares under the 2001 Plans. Each award of Restricted Shares reduces the number of share options to be granted by four option shares for each Restricted Share awarded. No options have been exercised under the 2005 Plan. A total of 120,000 options have been granted under the 2005 Plan. Options outstanding under the 2005 Plan were 289,999, 115,999 and 272,999 at June 30, 2012, 2011, and 2010, respectively, and 409,999 at October 1, 2012. Options available for future issuance under the 2005 Plan were 320,676 at June 30, 2012, and 320,676 at October 1, 2012, respectively.

On August 20, 2001, the 2001 Outside Directors’ Stock Ownership and Stock Option Plan (the “2001 Director Plan”) was approved by SunLink’s shareholders at the Annual Meeting of Shareholders. The 2001 Director Plan permitted the grant of options to outside directors of SunLink for the purchase of up to 90,000 common shares through March 2006. Options for 90,000 shares were granted by March 2006. Options for 7,500 shares have been exercised under the 2001 Director Plan. Options outstanding under the 2001 Director Plan were 37,500, 45,000 and 82,500 at June 30, 2012, 2011 and 2010, respectively, and 37,500 at October 1, 2012. No additional awards may be granted under the 2001 Director Plan.

On February 28, 2001, the 2001 Long-Term Stock Option Plan (the “2001 Plan”) was approved by the Board of Directors of SunLink. The 2001 Plan permitted the grant of options to officers and other key employees for the purchase of up to 810,000 common shares through February 2006. Options totaling 299,734 shares under the 2001 Plan have been exercised. Options outstanding under the 2001 Plan were 3,000, 13,250, and 38,125 at June 30, 2012, 2011 and 2010, and zero at October 1, 2012, respectively. No additional awards may be granted under the 2001 Plan.

The foregoing plan descriptions are summaries of the material terms of each plan, and each summary is qualified in its entirety by reference to the full text of each plan incorporated by reference as Exhibits (d)(1) through (d)(4) to the Schedule 13E-3 filed by SunLink on February 5, 2013.

Shareholder Rights Plan — In 2004, we adopted a shareholder rights plan (the “Shareholder Rights Plan”) that may have the effect of deterring, delaying, or preventing a change in control that otherwise might be in the best interests of our shareholders. Under the rights plan, we issued a dividend of one Series A Voting Preferred Purchase Price Right (a “Right”) for each outstanding common share of the Company to record owners of common shares at the close of business on January 310, 2004. Shares issued subsequent to such date also have been issued with a Right. In general, the Rights become exercisable when a person or group acquires 20% or more of our common shares or a tender offer of 20% or more of our common shares is announced or commenced. After such event, our other shareholders may purchase shares of our Series A Voting Preferred. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The Board of Directors declared these Rights to protect shareholders from coercive or otherwise unfair takeover tactics. The Rights should not interfere with any merger or other business combinations approved by the Board of Directors. The Rights expire on February 8, 2014 unless the Company redeems them at an earlier date. The Rights issued under the Shareholder Rights Plan may generally be redeemed by the Board at a price of $.001 per Right at any time on or prior to the tenth business day after a public announcement made by either the Company or an acquiring person or group that such person or group has acquired beneficial ownership of 20% or more of the Company’s common shares, and thus the Rights should not interfere with any merger or other business combination approved by the Board. The Company intends to exclude any percentage changes in common share ownership resulting from a decrease in outstanding common shares as a result of the Offer by waiver under or amendment to the Shareholder Rights Plan. Shares tendered in the Offer include all associated Rights under the Shareholder Rights Plan.

The foregoing description of the Rights is a summary of the material terms of the Rights and such summary is qualified in its entirety by reference to the full text of the Shareholder Rights Plan incorporated by reference as Exhibit (d)(5) to Schedule 13E-3 filed by SunLink on February 5, 2013.

Except for restricted stock, options and other awards granted under SunLink’s various equity compensation plans and as otherwise described in this Offer to Purchase, neither we nor any of our subsidiaries or persons controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer, or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Recent Securities Transactions. Based upon our records and upon information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase.

Private Placement of Shares. In the first quarter of fiscal 2012, the Company’s Board of Directors authorized the private placement before August 31, 2011 of a total of up to 3,800,000 of the Company’s common shares at a price equal to the average closing price for the shares over the prior ten trading days (on which the Company’s shares traded) with a minimum placement of $2,500,000. On July 28, 2011, SunLink announced the sale of approximately 1,329,000 common shares at approximately $1.90 per share. Such shares were sold to certain of the Company’s officers and directors and/or their affiliates. The net proceeds of the private placement of approximately $2,500,000 were used, together with the Company’s operating funds, to make an $8,000,000 pre-payment on the Term Loan under the Company’s then existing Credit Facility. A special committee of the Company’s Board of Directors comprised of non-participating disinterested directors evaluated the private placement transaction and obtained an opinion of an outside advisor selected by the special committee that the price and terms of the private placement were fair from a financial point of view to the Company. No additional shares were sold pursuant to the private placement.

Section 12. Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. As of January 31, 2013, approximately 4,509,619 shares of our common shares were held by non-affiliated shareholders. Assuming the Offer is fully subscribed, we estimate that we will have approximately 4,498,084 shares held by non-affiliated shareholders following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

Trading in our common shares is limited. Our purchase of shares in the Offer may further reduce the volume of trading in the shares and may make it more even more difficult to buy or sell significant amounts of shares without affecting the market price (if any) for our common shares, which could adversely affect continuing shareholders. We intend to apply to the SEC to deregister our common shares as soon as practicable after completion of the Offer, if we are eligible. Upon deregistration of our common shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record shareholders, and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. After the Offer and deregistration, our shares will no longer be listed on the NYSE Amex Equities stock exchange and there may not be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares in any over-the-counter market. The continued quotation of our common shares as well as the availability of any over-the-counter trading in our common shares will depend, in part, on the nature and extent of continued publicly available information about SunLink. Further, under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by Paragraph A Current Information, and, based upon a review of such information together with any other documents and information required by Paragraph B Information, has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable. Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to FINRA that the requirements of Rule 15c2-11 are being satisfied.

Although we currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders, there is no requirement that we do so. Even if provided, these documents likely will not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail, if at all. It will be more difficult for our shareholders to obtain information about us. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

The shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve. This has the effect of, among other things, allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the Offer and deregistration of the common shares under the Exchange Act, the shares will cease to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Common shares acquired in the Offer will be cancelled and returned to the status of authorized but unissued shares.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

Section 14. Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to U.S. Holders.

The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Code and does not address matters that may be relevant to shareholders in light of their particular circumstances. It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge, or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate, gift, state, local or foreign tax consequence of participating in the Offer. Each U.S. Holder is urged to consult the U.S. Holder’s tax advisor as to the particular tax consequences to such U.S. Holder of participating or not participating in the Offer, including the application of state, local and foreign tax laws and possible tax law changes.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares (measured by comparing the gross proceeds received for the shares (including any bonus payment) and the U.S. Holder’s basis in such tendered shares), or as receiving a dividend distribution from us (measured by the amount of gross proceeds received for the shares (including any bonus payment) and characterized for income tax purposes as described below).

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder’s equity interest in us, or (c) is considered to be “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder owns both directly and constructively after application of certain attribution rules. Generally, a U.S. Holder will be treated as owning constructively our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and shares owned by certain related entities. In addition, our shares that a U.S. Holder has the right to acquire by exercise of an option will be considered owned constructively by such U.S. Holder.

The receipt of cash by a U.S. Holder will be a considered a “complete termination” of such U.S. Holder’s equity interest in us only if the U.S. Holder owns, directly, or constructively, none of our shares immediately after the shares are sold pursuant to the Offer. As noted above, if a U.S. Holder does not own any of our shares directly immediately after the Offer, but is still considered to own shares under the constructive ownership rules, in certain circumstances, such U.S. Holder may be able to waive certain of the attribution rules and satisfy the “complete termination” test, thus qualifying for income tax treatment as an exchange of such shares giving rise to the recognition of gain or loss. A U.S. Holder that does not own directly any of our shares immediately after the sale of his or her shares pursuant to the Offer, but is still considered to constructively own some of our shares under the family attribution rules, should consult his or her tax advisor as to the circumstances under which the constructive ownership of such shares under the family attribution rules may be waived.

An exchange of shares for cash will be “substantially disproportionate” with respect to a U.S. Holder’s equity interest in us if the percentage of the then-outstanding shares owned both directly and constructively by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned (again, both directly and constructively) by such U.S. Holder in us immediately before the exchange. In addition, such U.S. Holder must own (directly and constructively) less than 50% (based on voting power) of our voting shares.

If an exchange of shares for cash fails to satisfy either the “complete termination” test or the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. In the case of a U.S. Holder with a relative equity interest in us that is minimal and who does not exercise any control over or participate in the management of our corporate affairs, an exchange of shares for cash that results in any reduction of the U.S. Holder’s proportionate equity interest in us should be treated as “not essentially equivalent to a dividend.” Whether an exchange of shares for cash by a U.S. Holder will be treated as “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. A U.S. Holder should consult his or her tax advisor regarding the application of the rules of Section 302 to his or her particular circumstances.

Finally, the measurement of a U.S. Holder’s proportionate equity interest in us after the exchange for any of the three tests described above will be determined by reference to the total number of our shares outstanding, taking into account the redemption of all shares pursuant to the Offer. As a result, in certain circumstances, a U.S. Holder’s proportionate equity interest in us may increase or remain the same immediately after the exchange. Whether an exchange of shares for cash by a U.S. Holder meets any of the three tests described in this Section 14 will depend upon the U.S. Holder’s particular facts and circumstances. U.S. Holders should consult their tax advisers regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received (including any bonus payment) and such U.S. Holder’s basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as dividend income, but not in excess of our current and accumulated earnings and profits allocable to such U.S. Holder’s shares. If the amount received pursuant to the Offer by a U.S. Holder is greater than the amount characterized as dividend income to such U.S. Holder (because it is in excess of our current and accumulated earnings and profits allocable to such shares), the excess will first be treated as a non-taxable return of capital, causing a reduction in the basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s basis will be characterized as capital gain for U.S. income tax purposes. Any remaining basis in the shares tendered will increase the remaining basis of the shares that continue to be held by such U.S. Holder.

Provided certain holding period requirements are met, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 23.8% on amounts treated as dividend income in 2013. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

A U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be exchanged pursuant to the Offer in order for the shareholder to meet any of the three Section 302 tests for sale or exchange treatment, rather than dividend treatment, for U.S. federal income tax purposes. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Withholding. For a discussion of certain withholding tax consequences to tendering shareholders, see Section 4.

Information Reporting. Information statements will be provided to U.S. Holders and non-U.S. Holders whose shares are purchased by us and will be filed with the IRS, reporting the payment of the total purchase price or the amount characterized as dividend income as applicable (except with respect to those U.S. Holders, such as a corporation, that are exempt from the information reporting rules).

The federal income tax discussion set forth above is included for general information only. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate, gift, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the Offer.

Shareholders that are not U.S. Holders, as defined in this Section 14 (“non-U.S. Holders”), should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 4 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Section 15. Extension of the Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by giving oral or written notice of the extension to the depositary and making a public announcement of the amendment.

The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 14e promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

•	increase the price that may be paid for shares above $1.50 per share or decrease the price that may be paid for shares below $1.50 per share;

•	change the amount of the cash bonus; or

•	decrease the number of common shares that we may purchase in the Offer,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period of ten business days.

Section 16. Fees and Expenses.

We have retained Phoenix to act as the information agent and AST to act as depositary in connection with the Offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the Offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the information agent or depositary for purposes of the Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 6 hereof and in Instruction 7 of the Letter of Transmittal.

The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:

Legal Fees and Expenses	$35,000
Information Agent Fees and Expenses	50,500
Printing and Mailing	17,500
Depositary Fees	10,000
Commission Filing Fee and EDGAR Fees	10,000
Other	20,000

Total	$143,000

Our directors, officers and employees may also solicit tenders pursuant to this Offer in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for the solicitations.

The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses. The Company has also agreed to indemnify the Depositary against certain liabilities in connection with this Offer.

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of shares pursuant to this Offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to this Offer to their customers.

In the event any eligible shareholder has lost their stock certificate(s), we will pay the fee charged by the Depositary for lost certificates, provided that the shareholder executes the requisite affidavit and indemnity instruments.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-3 under the Exchange Act, we have filed with the Securities and Exchange Commission a Schedule 13E-3 that contains additional information and documentation with respect to the Offer. The Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by SunLink, the information agent, or the depositary.

SunLink Health Systems, Inc.

February 5, 2013

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary. Shareholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates or Letters of Transmittal will not be accepted.

Any questions or requests for assistance may be directed to the information agent at its telephone number or address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery also may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for the Offer is:

AST Phoenix Advisors 6201 15th Avenue Brooklyn, New York 11219

Banks and Brokers Call (212) 493-3910

All Others Call Toll-Free 1 (877) 478-5038

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand, express mail, courier or other expedited service:

American Stock Transfer &	American Stock Transfer &
Trust Company, LLC	Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
PO Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

By Facsimile Transmission (for eligible institutions only):

Facsimile: (718) 234-5001

To confirm by telephone: (718) 921-8317